ELECTRICITY SUPPLY AGREEMENT

DATED 28 OCTOBER 2004

ENERCAL

and

GORO NICKEL
(acting through and on behalf of its New Caledonian branch)

THIS AGREEMENT is made the 28th day of October, 2004

BETWEEN:

(1)	ENERCAL a company incorporated under the laws of France and registered in Nouméa, New Caledonia with registered number B015 255 whose registered office is at 87 avenue du Général de Gaulle, 98800 Nouméa, New Caledonia (Enercal); and

(2)	GORO NICKEL a company incorporated under the laws of France with registered number 313954570 RCS Paris whose registered office is at 38 Rue du Colisée, 75008, Paris, France (acting through and on behalf of its New Caledonian branch whose office is at 7 bis, rue Suffren, BP218, 98845 Nouméa Cedex, New Caledonia) (Goro Nickel).

WHEREAS:

(A)	Enercal is responsible for generating, transporting, dispatching and distributing electricity in New Caledonia.

(B)	Goro Nickel holds certain concessions pursuant to which Goro Nickel is entitled to explore for, develop and mine certain minerals, among which are nickel and cobalt, in a specified area in New Caledonia (the Concession).

(C)	Goro Nickel, having discovered a mineral deposit containing nickel and cobalt within the Concession, intends to procure and construct a complete and operable mining and metallurgical processing complex, together with supporting infrastructure, to produce nickel and cobalt (the Nickel Mine).

(D)	Goro Nickel is a purchaser of and wishes to buy Electricity for the purposes of carrying out the Nickel Mine project, and Enercal agrees to sell Electricity on the terms set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement:

ACFC has the meaning given to it in schedule 1 (Availability Charge);

ACOM has the meaning given to it in schedule 1 (Availability Charge);

AC Present Value has the meaning given to it in schedule 12 (AC Present Value);

Actual Capacity means, in respect of any Hour, the Electricity Delivered in that Hour except where the Electricity Delivered in that Hour is affected by a Goro Nickel Event which causes a reduction in the Electricity available to Enercal in which case the Actual Capacity for that Hour will be increased by the amount of such reduction or, if Enercal in good faith determines that such amount cannot be easily and readily measured or determined, the Actual Capacity for that Hour will be the Target Net Capacity for that Hour;

Actual Monthly Availability means, in any Month, the Actual Monthly Availability calculated in accordance with clause 9.2 (Availability factors);

Affiliate means, in relation to a company:

(a)	any other company (Other Company) which, either directly or indirectly, controls or is controlled by it; and

(b)	any other company directly or indirectly controlled by any such Other Company,

in each case as such control is determined within the purpose of Art. L.233-3 of the French commercial code;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purposes of identification by or on behalf of Enercal and Goro Nickel;

Agreed Index means, in each case where such term is used, an index agreed by the Parties (or, in the absence of agreement, as determined by an Expert) which index:

(a)	is published by a reliable independent source;

(b)	is available on a timely basis;

(c)	is publicly available (or available for a reasonable fee);

(d)	is based on costs other than those which are primarily a Party’s own costs;

(e)	accurately approximates the changes in the amount to be indexed or adjusted using the index; and

(f)	appropriately relates to the amount to be so indexed or adjusted,

and which index, for the avoidance of doubt, may be different in each such case;

Applicable Law means any applicable national, territorial, municipal, provincial or state statute, ordinance or other law (including in relation to Tax), regulation, by-law, order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of France or New Caledonia or any part thereof or the European Union, or the United Nations or its Security Council and includes for the avoidance of doubt, the IC Permit;

Availability Charge means, in any Month, the Availability Charge calculated in accordance with schedule 1 (Availability Charge);

Availability Credit means, in any Month, the Availability Credit calculated in accordance with clause 9.3(b) (Availability Credit);

Availability Credit Electricity has the meaning given to it in clause 9.3(a) (Availability Credit);

Availability Penalty has the meaning given to it in clause 9.1 (Availability Penalty);

Backup Metering System means all meters, metering equipment, infrastructure and measurement transformers (both voltage, current or combination units) and any other measuring equipment and apparatus which may be installed by Goro Nickel at the Nickel Mine for backup metering of Electricity delivered pursuant to this Agreement;

Business Day means a Day (other than a Saturday or Sunday) on which banks are generally open in Nouméa, New Caledonia for normal business;

Change in Law means any of the following events occurring after the date of this Agreement:

(a)	the repeal, amendment, making or enactment of any Applicable Law having the force of law including any Applicable Law relating to Tax;

(b)	the change in the judicial or administrative interpretation of any Applicable Law having the force of law including any Applicable Law relating to Tax; and

(c)	Enercal is required to implement any action under the IC Permit which action is not expected to require implementation as at the date of this Agreement and which action is not required to be implemented as at the date the IC Permit is first issued;

Change Notice has the meaning given to it in clause 14.2(a) (Addition or amendment to electricity generating unit);

Claimant has the meaning given to it in Clause 38.2 (Formation of tribunal);

Coal Specification means the coal specification set out in schedule 5 (Coal Specification);

Competent Authority means any national, territorial, federal, regional, state, local, European Union or other court, arbitral tribunal, administrative agency or commission or other governmental, administrative or regulatory body, authority, agency or instrumentality;

Concession has the meaning given to it in recital (B);

Confidential Information has the meaning set out in clause 18 (Confidentiality);

Consequential Loss means any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of use or liability under other agreements or indirect or consequential loss resulting from the performance or non-performance of any obligation hereunder, any act of negligence, breach of contract or otherwise by either Party and whether or not such Party knew, or ought to have known, that such losses would be likely to be suffered as a result of the same;

Construction Services Agreement means the agreement so named dated 3 June 2004 between Prony and Goro Nickel;

Contract Limits has the meaning given to it in paragraph 4(c) of the Scheduling Procedures;

Contract Period means the period commencing on the Start Date and, subject to clause 3.2 (Extensions to the Contract Period) and clause 17 (Termination), expiring on the twenty-fifth (25th) anniversary of the Start Date;

Costs has the meaning given to it in clause 37.3(f) (Role of Expert);

Credit Support Documents means each Inco Guarantee, any replacement of an Inco Guarantee and any Enercal Credit Support Document;

Day means a period of twenty-four (24) consecutive Hours starting at 00:00 on any day and ending at 00:00 on the next day;

Deadline means 31 December 2008 or such later date agreed or determined in accordance with clause 4.2;

Deemed Actual Capacity has the meaning given to it in clause 9.2(b) (Availability factors);

Defaulting Party has the meaning set out in clauses 17.1(a),(b) and (c) (Events of Default) (as applicable);

Definitive Acceptance means the date that each of the following has occurred:

(a)	Nickel Mine Completion has been achieved;

(b)	the Nickel Mine has produced, over a continuous period of 30 days occurring within 15 months after Nickel Mine Completion, a total of at least 2,600 tonnes of contained nickel in oxide form and 220 tonnes of contained cobalt (such amounts representing 60% of the Nickel Mine’s capacity and the amount of 220 tonnes of cobalt being adjusted to reflect any difference between the grade of cobalt in the ore actually mined and the grade assumed by Inco in setting such figure in the Project Design Criteria); and

(c)	Goro Nickel has given notice of (a) and (b) to Enercal;

Delivery Points means the points of interconnection of the Enercal System to the 33kV feeders connected to the Nickel Mine within the Switchroom, the precise details of which are set out in part A of schedule 3 (Delivery Points and Switchroom);

Disruption Process has the meaning given to it in the Multipartite Agreement;

Dollar means the lawful currency of the United States of America;

Early Electricity has the meaning given to it in clause 7(a) (Electricity before the Start Date);

Early Electricity Price means the Early Electricity Price determined in accordance with schedule 11 (Early Electricity Price);

Early Termination Date has the meaning set out in clause 17.2(a) (Termination right), clause 16.2(f) (Consequences of Force Majeure) and clause 14.4(a) (Change in Law costs) (as the case may be);

Electricity means electrical energy meeting the Electricity Specification produced, flowing, or supplied by an electric circuit during a time interval and being an integral with respect to the time of instantaneous power, exchanged in units of kWh;

Electricity Delivered means Electricity measured by the Metering System (expressed in kW) as being delivered to Goro Nickel as an average load over a one Hour period;

Electricity Specification means the specification for Electricity set out at schedule 7 (Electricity Specification);

Emissions Protocol means the agreement so named to be entered into between Goro Nickel and Prony on terms substantially similar to the Emissions Protocol letter of intent in the Agreed Form;

Enercal Credit Support Document means any standby letter of credit or other form of credit support document issued in favour of Goro Nickel pursuant to clause 13.1(b) (Enercal’s additional obligations);

Enercal Schedule has the meaning given to it in paragraph 1(b) of the Scheduling Procedures;

Enercal System means the Transmission System, the Switchroom and each electricity generation facility connected to the Transmission System;

EPC Contracts means the Engineering, Procurement, Erection and Commissioning Contract between Prony, Alstom Power Limited and Alstom Power Turbomachines dated 3 June 2004 and the General Agreement for Civil Works between Prony and Vinci Construction Grands Projets dated 3 June 2004 in the Agreed Form;

ESA Coordinating Committee has the meaning given to it in clause 15.1 (ESA Coordinating Committee);

Escrow Account means any account established, from time to time, bearing interest at commercial rates at an independent bank not otherwise used by the Parties in the name of a third party who will release the proceeds therein to the appropriate Party only upon satisfaction of the applicable conditions provided in this Agreement and any escrow agreement that may be agreed upon and executed by the Parties;

Euro means the lawful currency of the member states of the European Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union;

Event of Default has the meaning given to it in clause 17.1 (Events of Default);

Excluded Tax has the meaning given to it in clause 14.3(a) (Tax change in law);

Excusing Factor means:

(a)	Force Majeure affecting Enercal;

(b)	a Goro Nickel Event;

(c)	any act or failure to act of any third party (other than any contractor or sub-contractor of Goro Nickel);

Expected Actual Capacity, in respect of any Hour, means the total amount of Electricity (expressed in kW) which Enercal expects to be made available at the Delivery Points on a continuous and reliable basis, as declared (or deemed to be declared) by Enercal to Goro Nickel (excluding, for the avoidance of doubt, any Extra Electricity expected to be delivered in that Hour);

Expert means an appropriately qualified independent expert selected by the ESA Coordinating Committee who is not a current or former director, officeholder or an employee of, or directly or indirectly retained (either currently or formerly) as a consultant to, any Party (or any Affiliate of any Party) and who is not a current or former holder of shares in any Party (or in the Affiliate of any Party); provided, however, that if the ESA Coordinating Committee is unable to select an Expert within twenty-one (21) Business Days because of a deadlock between the representatives, the Expert shall be an appropriately qualified independent person who is not a current or former director, officeholder or an employee of, or directly or indirectly retained (either currently or formerly) as a consultant to, any Party (or any Affiliate of any Party) and who is not a current or former holder of shares in any Party (or in the Affiliate of any Party) appointed by the International Centre for Expertise of the International Chamber of Commerce in accordance with the ICC Rules for Expertise and the Parties shall share the costs of such procedure equally;

Extension Notice has the meaning given to it in clause 3.2 (Extensions to the Contract Period);

Extension Period has the meaning given to it in clause 3.2 (Extensions to the Contract Period);

Extra Electricity has the meaning given to that term in clause 6 (Extra Electricity);

Extra Electricity Charge means, in any Month, the amount calculated in accordance with clause 6(f) (Extra Electricity);

Extra Electricity Price has the meaning given to it in paragraph 1(c) of the Scheduling Procedures;

Facility means the pulverised coal fired power station to be constructed under the EPC Contracts at Prony Bay, New Caledonia together with the supporting infrastructure and associated facilities;

Finance Documents means all documents relating to the financing of the Facility;

Force Majeure means any external event or circumstance that is beyond the control of the affected Party which it could not reasonably have avoided or overcome and which makes it impossible to perform any of its obligations under this Agreement, but excluding:

(a)	any Insolvency Event affecting either Party or any of their contractors;

(b)	any failure to perform by either Party’s contractors save to the extent such failure (i) is caused by an event which would have constituted Force Majeure under this Agreement had it occurred in relation to such Party and (ii) also satisfies the requirements for such Party to rely on the same as an event of Force Majeure for its own performance under this Agreement; and

(c)	any strikes by a Party’s own workforce save to the extent they are part of a general strike;

Force Majeure Notice has the meaning given to it in clause 16.2(a) (Consequences of Force Majeure);

Force Majeure Plan has the meaning given to it in clause 16.2(c) (Consequences of Force Majeure);

Fuel Charge means, in any Month, the Fuel Charge calculated in accordance with schedule 2 (Fuel Charge and Variable Operation and Maintenance Charge);

General Agreement means the agreement so named dated 14 January 2004 between Inco, Goro Nickel, Prony and Enercal (as amended);

Goro Force Majeure means any external event or circumstance that is beyond the control of Goro Nickel which it could not reasonably have avoided or overcome and which makes it impossible for Goro Nickel to perform all or substantially all of the construction activities of the Nickel Mine, but excluding:

(a)	any Insolvency Event affecting Goro Nickel or any of its contractors;

(b)	any failure to perform by Goro Nickel’s contractors save to the extent such failure (i) is caused by an event which would have constituted Goro Force Majeure had it occurred in relation to Goro Nickel and (ii) also satisfies the requirements for Goro Nickel to rely on the same as an event of Goro Force Majeure for its own performance under this Agreement; and

(c)	any strikes by Goro Nickel’s own workforce save to the extent they are part of a general strike;

Goro Nickel Event means:

(a)	a breach by Goro Nickel of the Utilities and Services Agreement, the Construction Services Agreement or articles 2, 3, 4 or 7 of the Transfer Agreement; or

(b)	Goro Nickel being unable to provide utilities or services (or only being able to provide a reduced level of utilities or services) under the Utilities and Services Agreement as a result of Force Majeure as defined thereunder; or

(c)	Goro Nickel providing no or a reduced level of Key Services under the Utilities and Services Agreement as a result of a Permitted Outage or a Planned Outage thereunder;

Goro Nickel Schedule has the meaning given to it in paragraph 1(a) of the Scheduling Procedures;

Goro Nickel Termination Payment has the meaning given to it in clause 17.4(c)(i)(B) (Termination Payment);

Hour means a period of sixty (60) consecutive minutes starting on the hour;

IAS means International Accounting Standards published by the International Accounting Standards Board or such other generally accepted accounting principles adopted by Prony in its audited annual financial accounts;

IC Permit means the ‘autorisation d’exploiter une installation classée’ which is required by Prony under Applicable Laws to operate the Facility;

Inco means Inco Limited, a company organised under the laws of Canada and having its registered address at 145 King Street West, Toronto, ON, M5H 4B7;

Inco Guarantee means each guarantee to be given by Inco on or about (but no later than) the date of this Agreement in the Agreed Form;

Independent Party has the meaning given to it in clause 12.4 (Sealing of the Metering System);

Insolvency Event has the meaning given to it in clause 17.1 (Events of Default);

Invoice Notice Date has the meaning given to it in clause 10.7(a) (Failure to issue invoice);

Key Service has the meaning given to it in the Utilities and Services Agreement;

kW means kilowatt;

kWh means kilowatt hours;

Late Payment Rate means a rate of interest per annum equal to the lesser of:

(a)	LIBOR plus three per cent. (3%) per annum; or

(b)	the maximum rate of interest allowed by Applicable Law;

Lender means any entity which provides or which may provide (directly or indirectly) financial products or support to Goro Nickel in relation to the Nickel Mine project;

Level Three Disruption Process has the meaning given to it in the Multipartite Agreement;

LIBOR means:

(a)	the British Bankers Association Interest Settlement Rate for the Relevant Currency displayed on the appropriate page of the Reuters screen; or

(b)	(if no screen rate is available for the Relevant Currency) the arithmetic mean (rounded upwards to four (4) decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. London time on the date two (2) London Business Days prior to the date on which an amount becomes due under this Agreement for the offering of deposits in the Relevant Currency for a period of three (3) Months;

London Business Day means a Day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

Make-up Amount means the sum of, for each Hour during the Contract Period that Enercal’s ability to make available Electricity has been affected by Force Majeure, the difference between the Deemed Actual Capacity in that Hour and the amount that would have been the Actual Capacity in that Hour had clause 9.2 (Availability Factors) not applied plus the sum of, for each Hour during the Contract Period that Goro Nickel’s ability to take Electricity has been affected by Force Majeure affecting Goro Nickel only, the difference between the expected Scheduled Net Capacity for that Hour most recently (determined at that Hour) notified to Enercal in accordance with the Scheduling Procedures prior to the Force Majeure affecting Goro Nickel and the Scheduled Net Capacity in that Hour;

Make-up Period means the number of whole Days (rounded to the nearest Day) calculated as the Make-up Amount (calculated on the first Day of the Make-up Period) divided by 1,200,000kW;

Material Adverse Change has the meaning given to it in clause 14.2(a) (Addition or amendment to electricity generating unit);

Metering Specification means the specifications for the Metering System as agreed by the ESA Coordinating Committee;

Metering System means all meters, metering equipment, infrastructure and measurement transformers (both voltage, current or combination units) and any other measuring equipment and apparatus owned by Enercal (including the Transmission Metering System), the precise location and details of which are set out in part B of schedule 3 (Metering Systems);

Meter Testing Procedures means those procedures set out at schedule 6 (Meter Testing Procedures);

Month means a calendar month;

Multipartite Agreement means an agreement so named granting Goro Nickel specified rights in respect of the operation and maintenance of the Facility in certain circumstances, the parties to which will include Goro Nickel, Enercal and Prony;

Nickel Mine has the meaning given to that term in recital (C);

Nickel Mine Completion means the date prior to the start-up of the Nickel Mine when:

(a)	the Nickel Mine has been built in accordance with the Project Design Criteria and when all of its necessary systems and facilities are ready to accept feed for start-up operations and are capable of production;

(b)	all necessary materials and equipment have been installed in accordance with the plans, drawings and specifications, and checked and tested for alignment, lubrication, rotation, hydrostatic or pneumatic pressure integrity, and the process, ancillary and appropriate infrastructure facilities have been flow tested with water;

(c)	all necessary tests for mechanical integrity and continuity of electric circuitry, piping and process controls have been satisfactorily completed;

(d)	all necessary operating units, systems and subsystems are determined to be complete and capable of operation; and

(e)	a punch list of incomplete items related to the Nickel Mine and all operating units, systems or subsystems has been established and agreed upon by Goro Nickel;

Non-Defaulting Party means the Party which is not the Defaulting Party;

Notice has the meaning given to it in clause 37.2 (Referral to Expert);

Other Approval means any permission, permit, approval, consent, licence, authority or right of way other than a Permit, which is required by Enercal to enable it to perform its obligations under this Agreement;

Other Company has the meaning given to it in this clause 1.1;

Outage means any event, other than Force Majeure, which affects Enercal’s ability to make Electricity available to Goro Nickel under this Agreement;

Party means one or other of the parties to this Agreement;

Permit means any permission, licence, authority, approval or consent of any Competent Authority and, where a Competent Authority is authorised to prohibit a proposal, the passing of the time limited for such prohibition without the proposal being prohibited;

Planned Outage means an Outage for planned maintenance, testing and or inspection of any part of the Enercal System as notified to Goro Nickel through Enercal’s nominations of Expected Actual Capacity given in accordance with the Scheduling Procedures;

PPA means the term sheet for the Contrat De Vente Et D’Achat D’Electricité in the Agreed Form between Enercal and Prony dated 12 October 2004, any agreement entered into pursuant to that term sheet and the Contrat De Vente Et D’Achat D’Electricité in the Agreed Form between Enercal and Prony dated 3 June 2004 as amended (including any amendment in accordance with the term sheet referred to in this definition) together pursuant to which Enercal agrees to purchase from Prony the entire capacity of the Power Station for a period at least equal to the Contract;

PQM Systems means the power quality measuring systems, the general details of which are described in paragraph 7 of the Electricity Specifications and the precise details of which are agreed by the ESA Coordinating Committee;

Project Agreements means:

(a)	this Agreement, the General Agreement, the Utilities and Services Agreement, the Water Supply Agreement, the Multipartite Agreement, the Transfer Agreement, the PPA, the Emissions Protocol, the Construction Services Agreement, the EPC Contracts and the Finance Documents; and

(b)	any other material agreement relating to the Facility to which Enercal or Prony is a party and a breach of which would be likely to have a material adverse effect on:

(i)	the ability of Enercal to perform any material obligation under this Agreement; or

(ii)	the operation, maintenance or ownership of the Facility;

Project Design Criteria means Goro Nickel’s written project design criteria (as amended from time to time);

Prony means Prony Energies S.A.S, a company incorporated under the laws of France and registered in Nouméa, New Caledonia with registered number B651927 and a registered office at 29, rue Jules Ferry, 98800, Nouméa Cedex, New Caledonia;

Public Utilities Obligations means Enercal’s statutory obligation to supply electricity to the public of New Caledonia;

Reasonable and Prudent Operator means a person seeking in good faith to perform its contractual obligations and, in so doing and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced entity engaged in the same type of undertaking under the same or similar circumstances or conditions and with obligations to provide electricity on a continuous and reliable basis;

Reduced Capacity means in respect of any Reduced Capacity Hour, 50,000kW minus the amount of Electricity nominated by Goro Nickel in respect of that Reduced Capacity Hour in the Goro Nickel Schedule;

Reduced Capacity Hour has the meaning given to it in paragraph 1(a)(i) of the Scheduling Procedures;

Reference Banks means the principal London offices of Banque Nationale de Paris/Paribas, Calyon, Barclays Bank plc, HSBC Bank plc and JP Morgan Chase or such other banks or financial institutions as the Parties may agree from time to time;

Reimbursement Credit has the meaning given to it in clause 17.5 (Reimbursement of Termination Payments);

Reimbursement Credit Electricity has the meaning given to it in clause 17.5 (Reimbursement of Termination Payments);

Reimbursement Credit Amount means ACFC/36,500,000;

Relevant Change in Law has the meaning given to it in clause 14.1(a) (Illegality or unenforceability);

Relevant Currency means the currency of the applicable unpaid amount;

Request for Arbitration has the meaning given to it in clause 38.2 (Formation of tribunal);

Required Authorisations has the meaning given to it in clause 19(d) (General);

Required Works has the meaning given to it in clause 14.2(a) (Addition or amendment to electricity generating unit);

Required Works Cost has the meaning given to it in clause 14.2(g) (Addition or amendment to electricity generating unit);

Respondent has the meaning given to it in clause 38.2 (Formation of tribunal);

Rules has the meaning given to it in clause 38.1 (Dispute);

Scheduled Net Capacity means, in respect of any Hour, the total amount of Electricity (expressed in kW and not to exceed the Target Net Capacity for that Hour) which Goro Nickel requires to be made available at the Delivery Points on a continuous and reliable basis;

Scheduling Procedures means the procedures for scheduling delivery of Electricity under this Agreement as set out in schedule 8 (Scheduling Procedures);

Start Date means the time at which the second Electricity generating unit of the Facility is completed, commissioned and fully operational, as determined by Enercal acting as a Reasonable and Prudent Operator and notified in writing to Goro Nickel pursuant to clause 4 (Funnel Mechanism);

Start Date LD Amount has the meaning given to it in part B of schedule 9 (Penalties);

Successful has the meaning given to it in the Multipartite Agreement;

Surrendered Electricity means, in respect of any Hour, Electricity to which Goro Nickel is entitled under this Agreement, which is within the Contract Limits and which Goro Nickel has agreed to surrender to Enercal in consideration for the amount agreed for such Electricity in accordance with the Scheduling Procedures in that Hour;

Switchroom means the switchroom owned by Prony, the precise location and details of which are set out and circled at grid reference 12:C in Part A of schedule 3 (Delivery Points and Switchroom);

Target Monthly Availability means, in any Month, the Target Monthly Availability calculated in accordance with clause 9.2(c) (Availability factors);

Target Net Capacity for each Hour means 50,000kW minus:

(a)	if that Hour is a Reduced Capacity Hour set by Goro Nickel in accordance with paragraph 1(c) of the Scheduling Procedures, the Reduced Capacity in respect of that Reduced Capacity Hour;

(b)	any amount of Surrendered Electricity which the Parties have agreed in respect of that Hour in accordance with the Scheduling Procedures; and

(c)	the amount by which Electricity generation to be made available to Goro Nickel must be reduced in that Hour by virtue of the Emissions Protocol;

Target Start Date means 9th January, 2008 as the same may be extended by any Excusing Factor (the duration of any such extension being as agreed between the Parties or, in the absence of agreement, as determined in accordance with clause 37 (Expert Determination));

Tax means any tax, levy, impost, duty, royalty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) including income tax and corporation tax;

Tax Change in Law means any of the following events occurring after the date of this Agreement:

(a)	the repeal, amendment, making or enactment of any Applicable Law having the force of law relating to Tax (excluding, for the purposes of this definition, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

(b)	the change in the judicial or administrative interpretation of any Applicable Law having the force of law relating to Tax (excluding, for the purposes of this definition, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

Technical Dispute has the meaning given to it in clause 37.2 (Referral to Expert);

Termination Payment has the meaning given to it in clause 17.4(a) (Termination Payment), clause 16.2(f) (Consequences of Force Majeure) and clause 14.4(b) (Change in Law costs) (as the case may be);

Termination Payment Date has the meaning given to in clause 17.4(e) (Termination Payment), clause 14.4(e) (Change in Law costs) and 16.2(i) (Consequences of Force Majeure) (as the case may be);

Transfer Agreement means the agreement so named dated 3 June 2004 between Prony, Inco and Goro Nickel;

Transmission Metering System means all meters, metering equipment, infrastructure and measurement transformers (both voltage, current or combination units) and any other measuring equipment and apparatus owned by Enercal and installed at or near the point at which electricity is delivered from the Facility to the Transmission System (the precise location and details of which are set out in part B of schedule 3 (Metering Systems));

Transmission System means the high voltage national grid system owned and operated by Enercal for the transmission of electricity in New Caledonia;

TSS means ‘taxe sur les services‘;

Unavailable means, in relation to an insurance policy required to be effected and maintained under this Agreement, either that:

(a)	such insurance policy is not available in the worldwide insurance market with reputable insurers of good standing; or

(b)	the insurance premium payable for such insurance policy is at such a level that the risk covered by such insurance policy is not generally being insured against in the worldwide insurance market with reputable insurers of good standing;

Unsuccessful has the meaning given to it in the Multipartite Agreement;

Unused Capacity Price has the meaning given to it in paragraph 1(c) of the Scheduling Procedures;

Utilities and Services Agreement means the agreement so named dated 28 October 2004 between Goro Nickel and Prony;

Variable Operation and Maintenance Charge means, in any Month, the Variable Operation and Maintenance Charge calculated in accordance with schedule 2 (Fuel Charge and Variable Operation and Maintenance Charge);

Water Supply Agreement means an agreement to be entered into for the supply of water from the Yate reservoir in New Caledonia to the Nickel Mine, the parties to which will include Enercal and Goro Nickel; and

Week means each week commencing on 00:00 on Monday and ending on 24:00 on the following Sunday.

1.2	Interpretation

In this Agreement:

(a)	any reference, express or implied, to an enactment includes references to:

(i)	that enactment as amended, extended or applied by or under any other enactment before or after the date of this Agreement;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation made (before or after the date of this Agreement) under any enactment, including one within clause 1.2(a)(i) or (ii) above;

(b)	any reference to a clause or schedule, is a reference to a clause or schedule of this Agreement and any reference to a paragraph is to a paragraph of the schedule in which the term is used or to the schedule noted where the term is used;

(c)	words in the singular may be interpreted as including the plural, and vice versa;

(d)	any reference to the words include or including shall be construed without limitation;

(e)	unless otherwise specified, any reference to time shall be a reference to time in Nouméa, New Caledonia;

(f)	any reference to a year shall be a reference to a calendar year;

(g)	unless a contrary indication appears, any reference in this Agreement to:

(i)	any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	this Agreement or any other agreement or instrument is a reference to this Agreement (including each schedule to this Agreement) or other agreement or instrument as amended, supplemented or novated from time to time in accordance with, and subject to, any requirements of this Agreement;

(iii)	a person includes any individual, firm, company, corporation, unincorporated organisation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any other entity;

(iv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	words of any gender include each other gender;

(vi)	the term hereof and similar words refer to this entire Agreement and not to any particular clause or schedule or any other subdivision of this Agreement; and

(vii)	any capitalised words, terms, phrases and abbreviations used specifically in any schedule shall have the meanings set forth in such schedule, as the case may be; and

(h)	clause and schedule headings are for ease of reference only.

2.	[NOT USED]

3.	DURATION AND TERM

3.1	Duration and term

This Agreement shall come into force on the date of this Agreement and, subject to clause 3.3 (Survival of rights), shall automatically expire at the end of the Contract Period (unless terminated earlier in accordance with its terms).

3.2	Extensions to the Contract Period

(a)	Goro Nickel may:

(i)	at least (2) two years before the twenty-fifth (25th) anniversary of the Start Date; and

(ii)	at least (1) one year before the expiration of any Extension Period,

serve a notice upon Enercal to extend the Contract Period by a further five (5) years (such period of extension being referred to as an Extension Period) (Extension Notice). Following service of an Extension Notice, the Contract Period shall be automatically extended until the end of the Extension Period referred to in that Extension Notice. Goro Nickel may issue a maximum of (5) five Extension Notices.

(b)	Unless Goro Nickel notifies Enercal otherwise, the Contract Period will automatically be extended by one Make-up Period which extension will follow on immediately from:

(i)	the expiry of the final Extension Period; or

(ii)	if Goro Nickel does not issue any Extension Notice, the twenty-fifth (25th) anniversary of the Start Date.

(c)	Notwithstanding any other provision of this Agreement, during any Make-up Period no Availability Charge will be payable to Enercal however during any Month of a Make-up Period, to the extent that Goro Nickel has not already paid ACOM in respect of the period giving rise to the Make-up Period, Goro Nickel shall pay Enercal ACOM for that Month.

3.3	Survival of rights

(a)	Except as otherwise expressly provided in this Agreement, termination of this Agreement shall not affect any rights or obligations of either of the Parties which may have accrued prior to such termination and shall not affect continuing obligations of either of the Parties under this Agreement.

(b)	Save as otherwise provided in clause 16.2(e) (Consequences of Force Majeure), clause 4.2(b) (Start Date notices), this clause 3.3, clause 37, clause 38 and any other clause expressed to survive termination shall survive termination of this Agreement.

4.	FUNNEL MECHANISM

4.1	Anticipated Start Date

(a)	The Parties acknowledge that the Start Date is anticipated to occur on 9 January 2008 and can not occur before 9 January 2008 (or such other date as may be agreed by the Parties).

(b)	In the event that the Start Date does not occur by the Target Start Date, Enercal must pay Goro Nickel the Start Date LD Amount each Day as liquidated damages from the Target Start Date to the Start Date. The total sum of the Start Date LD Amounts payable by Enercal pursuant to the proviso to the definition of “Amount” in Part B of Schedule 9 (Penalties – Start Date LD Amount) will not exceed €1,456,289 and the total sum of all other Start Date LD Amounts payable by Enercal will not exceed €4,959,000.

(c)	Enercal shall pay any Start Date LD Amount which becomes due to Goro Nickel under this clause 4 in respect of any Month within thirty (30) Days of the start of the following Month.

4.2	Start Date notices

(a)	Enercal must give Goro Nickel non-binding estimates of the anticipated Start Date as follows:

(i)	not less than three (3) Months in advance of the beginning of the Month in which Enercal expects the Start Date will occur;

(ii)	not less than four (4) Weeks in advance of the beginning of the Week in which Enercal expects the Start Date will occur; and

(iii)	not less than forty-eight (48) Hours in advance of the beginning of the Day on which Enercal expects the Start Date will occur.

(b)	If:

(i)	the Start Date has not occurred by the Deadline; or

(ii)	in any complete Month in the period from the date falling 5 months after the Target Start Date to the Deadline, Enercal supplies less than seventy-five per cent. (75%) of the Target Monthly Availability (except to the extent Enercal’s inability to supply such proportion of the Target Monthly Availability is as a direct result of a Goro Nickel Event), then Goro Nickel shall be entitled at any time thereafter to terminate this Agreement upon written notice to Enercal, provided that the Start Date has still not occurred by the date on which such notice is given by Goro Nickel to Enercal. Upon such termination, neither Party will have any rights or liabilities under this Agreement except that Enercal shall be required to indemnify Goro Nickel for all losses, damages and reasonable and demonstrable costs suffered by Goro Nickel as a result of the early termination of this Agreement (such amount not to exceed the Relevant Cap). The Relevant Cap is 20,000,000 Dollars if paragraph (i) or (ii) above (as the case may be) occurs as a result of Enercal’s wilful disregard of Goro Nickel’s need to have Electricity and 10,000,000 Dollars in any other case.

(c)	If as a direct result of a Goro Nickel Event, the effects of which Enercal could not have avoided or overcome and which makes it impossible for Enercal to give notice of the Start Date by the Deadline, Enercal will give notice to Goro Nickel setting out the following:

(i)	the details of the relevant Goro Nickel Event;

(ii)	the effect that such Goro Nickel Event will have on Enercal’s ability to achieve the Start Date by the Deadline and the date to which Enercal would propose that the Deadline be extended; and

(iii)	the attempts that Enercal has made to avoid or overcome the effects of the Goro Nickel Event.

(d)	Following receipt of any notice in accordance with clause 4.2(c), Goro Nickel will meet with Enercal with a view to resetting the Deadline, if required, to take into account the effects that the Goro Nickel Event has had on Enercal’s ability to give notice of the Start Date by the Deadline.

(e)	If the Parties agree that it is required to extend the Deadline in the meeting held in accordance with clause 4.2(d) and agree to an extended Deadline, the Deadline will be extended to the date so agreed.

(f)	If the Parties are unable to agree that the Deadline is required to be extended or, if required, the date to which the Deadline should be so extended in accordance with clause 4.2(e), the issue will be submitted to an Expert for determination. The appointed Expert will be required to set the Deadline taking into account the effects that the Goro Nickel Event has had on Enercal’s ability to give notice of the Start Date by the Deadline, the attempts that Enercal has taken to overcome or mitigate such effects and the submissions of the Parties.

(g)	The Parties agree that any decision of the Expert in accordance with this clause 4.2 shall be (in the absence of manifest error) final and binding on the Parties and not subject to appeal.

(h)	For the purposes of this clause 4.2 and for the avoidance of doubt, “direct result” will include any impact on Prony as a direct result of the Goro Nickel Event which affects Enercal’s ability to supply Electricity.

(i)	On, or as soon as reasonably practicable after, any termination of this agreement pursuant to clause 4.2(b), Goro Nickel shall in good faith calculate any payment owing to it by Enercal pursuant to clause 4.2(b) and shall notify Enercal of the amount of such payment (including detailed support for the amount).

(j)	Enercal shall pay the amount calculated pursuant to clause 4.2(i) to Goro Nickel within ten (10) Business Days of invoice or notification of such amount, which amount shall bear interest in accordance with clause 10.6 (Late payments).

(k)	Goro Nickel may, at its option, set off any amount payable in accordance with clause 4.2(j) against any or all other amounts owing (whether or not matured, contingent or invoiced) between the Parties under this Agreement. The right of set off shall be without prejudice and in addition to any right of set off, combination of accounts, lien, charge or other right to which any Party is at any time otherwise entitled (whether by operation of law, by contract or otherwise). If an amount is unascertained, Goro Nickel may reasonably estimate the amount to be set off. The Parties shall make any adjustment payment required within three (3) Business Days of the amount becoming ascertained.

(l)	Disputed amounts under this clause 4.2 shall be paid by Enercal subject to refund with interest calculated in accordance with clause 10.6 (Late payments) if the dispute is resolved in favour of Enercal.

4.3	Start Date LD information

Enercal will promptly notify Goro Nickel:

(a)	if it believes that the Start Date will not occur by the Target Start Date, giving reasons for its belief; and

(b)	of the extent to which it is liable to pay Start Date LD Amounts solely due to delays in completion of the civil works relating to the second generating unit of the Facility.

5.	SALE AND PURCHASE OF CAPACITY AND ELECTRICITY

5.1	Availability and delivery obligation

Subject to and in accordance with the terms of this Agreement, during the Contract Period, Enercal shall in each Hour:

(a)	make available to Goro Nickel, the Target Net Capacity for that Hour; and

(b)	deliver to Goro Nickel the Electricity associated with the Scheduled Net Capacity for that Hour.

5.2	Delivery

(a)	The Electricity to be supplied by Enercal to Goro Nickel under this Agreement shall be delivered at the Delivery Points.

(b)	Title and risk of loss with respect to all Electricity shall pass to Goro Nickel at the Delivery Points upon delivery by Enercal of such Electricity to the Delivery Points.

5.3	Obligations under Scheduling Procedures and Electricity Specification

The Parties must comply with their respective obligations contained in the Scheduling Procedures and any obligations contained in the Electricity Specification.

6.	EXTRA ELECTRICITY

(a)	Subject to clauses 6(b) to 6(d), Goro Nickel shall be entitled to request at any time during the Contract Period delivery of Electricity (Extra Electricity) in excess of the Target Net Capacity in any Hour or the Contract Limit in paragraph 4(b) of the Scheduling Procedures in any year.

(b)	Where Goro Nickel requests Extra Electricity, such request must be in accordance with the Scheduling Procedures, in writing and must specify the amount of Extra Electricity required and the period in which such Extra Electricity is required to be delivered.

(c)	Enercal must use all reasonable endeavours to satisfy any request for Extra Electricity made by Goro Nickel in accordance with clause 6(b).

(d)	Where Goro Nickel has not previously requested Extra Electricity in any Hour in accordance with the Scheduling Procedures and Goro Nickel requires Extra Electricity in that Hour, then Enercal will provide that Extra Electricity to Goro Nickel if such Extra Electricity is available.

(e)	Extra Electricity must be made available at the Delivery Points.

(f)	The Extra Electricity Charge in any Month m, ECm, will be calculated as follows:

ECm = The sum of, for each Extra Electricity generation source used to deliver Extra Electricity in that Month, the Extra Electricity Price in Month m for that Extra Electricity generation source x the number of kWh of Extra Electricity delivered by Enercal from that Extra Electricity generation source to the Delivery Points in Month m.

7.	ELECTRICITY BEFORE THE START DATE

(a)	If Goro Nickel requests Electricity in any Hour prior to the Start Date (Early Electricity), Enercal agrees to:

(i)	make available in that Hour up to 20,000kW of the Electricity purchased by Enercal under the PPA; and

(ii)	give Goro Nickel priority to any further Electricity purchased by Enercal under the PPA so long as Enercal can meet its Public Utilities Obligations after using all available generation sources on the Enercal System to satisfy such Public Utilities Obligations.

(b)	If Goro Nickel requests Early Electricity in any Hour and Enercal is unable to satisfy that request for Early Electricity in part or in full in accordance with clause 7(a), Enercal will endeavour to make available Electricity from other generation sources to satisfy such request of Goro Nickel if possible.

(c)	If the Start Date has not occurred by 1 July 2008, then from 1 July 2008 until the Start Date, Enercal must in each Hour, make available the Scheduled Net Capacity for that Hour. Enercal must use all best endeavours to ensure that it is able to fulfil its obligation under this clause 7(c) including by obtaining Electricity from the Transmission System or by obtaining supplemental Electricity generation equipment. The price for any Early Electricity delivered from 1 July 2008 until the Start Date will be the lower of the Early Electricity Price and the price had such Electricity been delivered after the Start Date under this Agreement.

(d)	Within thirty (30) Days after receipt of an invoice for Early Electricity delivered in any Month, Goro Nickel must pay the Early Electricity Price for all Electricity Delivered to Goro Nickel in any Month before the Start Date.

8.	PAYMENTS

Goro Nickel shall, in respect of each Month, from the Start Date until the end of the Contract Period (and in accordance with the terms of this Agreement) pay to Enercal:

(a)	the Availability Charge for that Month;

(b)	the Fuel Charge for that Month;

(c)	the Variable Operation and Maintenance Charge for that Month; and

(d)	any Extra Electricity Charge for that Month.

9.	ADJUSTMENTS

9.1	Availability Penalty

(a)	At the end of each Month of the Contract Period, Enercal shall calculate the Actual Monthly Availability for that Month. If in any such Month the Actual Monthly

Availability is less than the Target Monthly Availability, Enercal shall pay to Goro Nickel an amount (Availability Penalty) calculated in accordance with part A of schedule 9 (Penalties — Availability Penalty).

(b)	Any Availability Penalty payable pursuant to this clause 9.1 in any Month during the Contract Period must be included in an invoice issued in respect of that Month under clause 10 (Billing and Payment) and must be paid by Enercal within thirty (30) Days of the date of that invoice.

9.2	Availability factors

(a)	Subject to clause 9.2(b), the Actual Monthly Availability for any Month shall be equal to the sum of the Actual Capacity for each Hour in that Month. For the avoidance of doubt it is acknowledged that the Actual Monthly Availability for any Month will be reduced if electricity made available to Goro Nickel by Enercal in any Hour in respect of that Month does not comply with the Electricity Specification and to the extent that Enercal is unable to make available the quantity of Electricity which it is required to make available to Goro Nickel in accordance with this Agreement in any Hour during that Month.

(b)	Where in any Hour of any Month during the Contract Period, Enercal’s ability to make available Electricity is affected by Force Majeure (as specified in the Force Majeure Notice given in respect of the Force Majeure), the Actual Capacity for that Hour will be determined as if the Electricity Delivered in that Hour was not affected by the Force Majeure detailed in the Force Majeure Notice (Deemed Actual Capacity).

(c)	The Target Monthly Availability for any Month shall be equal to the sum of the Scheduled Net Capacity for each Hour in that Month.

9.3	Availability Credit

(a)	If, in respect of any Hour during the Contract Period the Transmission Metering System records that electricity in excess of (50,000kW + Surrendered Electricity in that Hour) was delivered to the Transmission System in that Hour then Goro Nickel shall be entitled to an Availability Credit in respect of any such excess electricity so recorded in any year in excess of the first 39,420,000kWh (Availability Credit Electricity). For the avoidance of doubt, if the Contract Period spans any partial year, the amount of 39,420,000 kWh set out in this clause 9.3(a) will be reduced proportionally in respect of that year and this same amount shall be increased to 39,528,000kWh in any leap year.

(b)	The Availability Credit in any Month m, AVCRm, will be calculated as follows:

AVCRm = The Unused Capacity Price in Month m x the amount of Availability Credit Electricity (measured in units of kWh) recorded by the Transmission Metering System in Month m.

(c)	Any entitlement to an Availability Credit pursuant to this clause 9.3 in any Month will be deducted from the Availability Charge for that Month and included in the invoice issued in respect of that Month under clause 10 (Billing and Payment).

10.	BILLING AND PAYMENT

10.1	Metering System

The Metering System shall be used to determine the amount of Electricity Delivered in each Hour during each Month. In the event that the Metering System is not in service as a result of maintenance repairs or testing, then, if Goro Nickel has installed a Backup Metering System, such system shall be used to determine the amount of Electricity Delivered in each Hour during each Month.

10.2	Invoices

(a)	No later than the tenth (10th) Business Day of each Month, Enercal shall submit an original invoice or invoices to Goro Nickel showing, in respect of the immediately preceding Month:

(i)	the Availability Charge, the Fuel Charge, the Variable Operation and Maintenance Charge, any Extra Electricity Charge, any Availability Credit and the amount of any Availability Penalty as separate figures; and

(ii)	any other amounts payable by Enercal or Goro Nickel pursuant to this Agreement.

(b)	Enercal shall also provide, with appropriate supporting documentation, full details of the calculation of all amounts to be included in an invoice submitted in accordance with clause 10.2(a).

(c)	Invoiced amounts shall be due and payable within thirty (30) Days following receipt of the invoice.

(d)	Invoices shall be denominated, as to all amounts, other than the Fuel Charge, in Euro, and as to the components of the Fuel Charge, in Dollars and in Euro (as the case may be).

10.3	Payment

All payments pursuant to this Agreement shall be made by wire transfer to one or more New Caledonian bank accounts designated by the Party to receive such payment. All payments shall be made in full, without deduction or withholding on account of any other amount, whether by way of set-off or otherwise, except as expressly provided in this Agreement. Payments shall be considered made when the full amount due is credited to the account of the recipient.

10.4	Payment of disputed amounts

(a)	If a Party that receives an invoice from the other Party in good faith disputes any amount provided on the invoice delivered by the other Party, the invoiced Party shall pay the other Party the undisputed invoiced amounts on the date due. The invoiced Party may withhold any disputed amounts, provided the invoiced Party shall have notified the other Party in writing of such dispute and the reasons therefore no later than thirty (30) Days after the invoiced Party received such invoice. Any dispute pursuant to this clause 10.4(a) shall be resolved in accordance with clause 10.4(b).

(b)	Upon receipt of any notice of dispute pursuant to clause 10.4(a), the Parties shall immediately submit such dispute to the ESA Coordinating Committee. If, after thirty (30) Business Days, the ESA Coordinating Committee is unable to resolve the dispute to the mutual satisfaction of each Party, the Parties shall immediately submit the dispute to an Expert with experience in resolving such disputes or disputes of a similar nature. The Expert shall be required to resolve the dispute within ten (10) Business Days.

(c)	The amount, if any, determined by the Expert to be due under the disputed invoice shall become due and payable ten (10) Business Days after such determination, without prejudice to each Party’s right to arbitration pursuant to clause 38 (Arbitration). If, after ten (10) Business Days, the Expert is unable to resolve the dispute to the mutual satisfaction of the Parties, the disputed amount shall be paid into an Escrow Account within ten (10) Days after the Expert’s decision was required pursuant to clause 10.4(b) and the dispute shall be resolved in accordance with clause 38 (Arbitration). Upon resolution of such dispute, the funds placed into the Escrow Account (together with any interest accrued thereon) shall be disbursed in accordance with the determined resolution of the dispute and any balance remaining shall be paid to the Party which placed the funds in the Escrow Account.

10.5	Set-off

Goro Nickel shall be entitled to set-off amounts owed by Enercal under this Agreement against amounts owed by Goro Nickel under this Agreement provided, however, that no set-off shall be made unless the amount to be set-off is liquidated and is due or acknowledged in an invoice issued by Enercal, a written acknowledgement by Enercal, a final determination of an Expert appointed under this Agreement, or an arbitral award made in accordance with this Agreement. Goro Nickel shall also be entitled to set off judicial awards, if any, made by the courts of France provided, however, that nothing herein shall be construed in derogation of clause 38 (Arbitration). The rights and obligations of the Parties under this clause 10.5 shall survive termination of this Agreement.

10.6	Late payments

Any default in payment by either Party beyond any date for payment established under this Agreement shall accrue interest (without duplication) on the unpaid amount at the Late Payment Rate from the date upon which payment was due until the date payment is made in full by or on behalf of the relevant Party. The rights and obligations of the Parties under this clause 10.6 shall survive termination of this Agreement.

10.7	Failure to issue invoice

(a)	If Enercal fails to issue an invoice in accordance with clause 10.2 (Invoices), then Goro Nickel may serve a notice on Enercal requiring Enercal to issue the invoice within five (5) Business Days from and including the date of receipt of such notice by Enercal (such fifth (5th) Business Day being the Invoice Notice Date). Where Enercal fails to issue the invoice by the Invoice Notice Date, Enercal appoints Goro Nickel as its attorney to issue the invoice and, once issued, that invoice shall be treated as an invoice issued by Enercal for the purposes of this Agreement.

(b)	Failure by Enercal to issue an invoice within the time period specified in clause 10.2(a) (Invoices) shall not affect the rights and obligations of the Parties under this Agreement and shall not be a material breach of this Agreement under clause 17.1(a)(iii) (Events of Default).

11.	TSS AND OTHER TAXES

11.1	TSS

All amounts referred to in this Agreement are exclusive of any applicable TSS.

11.2	Other Taxes

Subject to each Party’s obligations relating to TSS, each Party shall cause all royalties, taxes, duties and other sums (including any stamp duty, other documentary taxes, climate change levy or other environmental tax or levy) legally payable by that Party arising in connection with this Agreement to be paid.

12.	METERING

12.1	Metering and PQM Systems

(a)	Enercal shall pay for and install the Metering System which will be comprised of several components that shall each be in accordance with the Metering Specification and accurate (including each voltage or current transformer which forms part of the Metering System) at all times to within plus or minus one-fifth of one per cent. (±0.2%). Enercal shall also pay for, install, own, operate and maintain the PQM Systems (other than the power quality metering equipment installed on the 33kV connection from the Facility to the Nickel Mine which equipment shall be installed, owned and operated by Goro Nickel at its expense). Goro Nickel may, but is not obliged to, install a Backup Metering System. Enercal shall own and maintain the Metering System and Goro Nickel shall own and maintain any Backup Metering System.

(b)	The Metering System shall be installed and located in such a manner as to provide both Enercal and Goro Nickel free and unfettered access. The PQM Systems shall be located in strategic locations and shall be used to monitor the quality of Electricity. The PQM Systems shall be used to monitor compliance with the Electricity Specification and Enercal must ensure that those of the PQM Systems owned by Enercal must be capable of isolating the Nickel Mine from the Enercal System during periods when the Electricity quality does not meet the Electricity Specification. The use of the PQM Systems will be determined by the ESA Coordinating Committee.

12.2	Testing of Metering System

(a)	The Metering System shall be tested and calibrated in accordance with the Meter Testing Procedures.

(b)	Enercal shall test the Metering System for accuracy at intervals determined by the ESA Coordinating Committee. The direct costs of such tests shall be borne in equal portions by the Parties.

(c)	In addition, Goro Nickel may require, upon five (5) Business Days prior written notice to Enercal that Enercal test the Metering System or any part of the Metering System. The costs of any such additional test shall be borne in equal portions by the Parties, unless such test indicates that each component of the Metering System required to be accurate to within plus or minus one-fifth of one per cent. (±0.2%) under this Agreement is accurate to within plus or minus one-fifth of one per cent. (±0.2%), in which case Goro Nickel shall bear the cost of such test.

12.3	Inaccuracies in Metering System

When, as the result of a Metering System test conducted pursuant to clause 12.2 (Testing of Metering System), any component of the Metering System required to be accurate to within plus or minus one-fifth of one per cent. (±0.2%) under this Agreement is determined to be inaccurate by more than plus or minus one-fifth of one per cent. (±0.2%) or is otherwise functioning improperly, then the correct amount of Electricity Delivered in any Hour to Goro Nickel or the electricity delivered to the Transmission System for the actual period during which inaccurate measurements were made, if any, shall be determined as follows:

(a)	first, in respect of Electricity Delivered to Goro Nickel only, if a Backup Metering System has been installed, the readings of the Backup Metering System shall be utilised to calculate the correct amount of Electricity Delivered in any such Hour, unless a test of the Backup Metering System, reveals that the Backup Metering System is inaccurate by more than one-fifth of one per cent. (0.2%) or is otherwise functioning improperly;

(b)	in respect of Electricity Delivered to Goro Nickel when no Backup Metering System has been installed or the Backup Metering System is found to be inaccurate by more than one-fifth of one per cent. (0.2%) or is otherwise functioning improperly and in respect of electricity delivered to the Transmission System, the Parties shall jointly prepare an estimate of the correct reading on the basis of all available information and such guidelines as may have been agreed to by the ESA Coordinating Committee; and

(c)	if the period of inaccuracy cannot be accurately determined, or if the Parties cannot agree on an estimate of the correct reading, the Metering System inaccuracy shall be deemed to have commenced on the date which is midway between the date the Metering System was found to be inaccurate and the date of the last Metering System reading accepted by the Parties as accurate. In no event, however, shall any such adjustment be made for any period prior to the date on which any component of the Metering System required to be accurate to within plus or minus one-fifth of one per cent. (±0.2%) under this Agreement was last tested and found to be accurate within plus or minus one-fifth of one per cent. (±0.2%) and not otherwise functioning improperly, and any previous payments made by Goro Nickel or Enercal during the period of inaccuracy shall be adjusted based on the adjustments to the Metering System readings provided for in this clause 12.3 and the amount so determined shall be offset against or added to the relevant amount payable under the next invoice delivered by Enercal under this Agreement as appropriate.

12.4	Sealing of Metering System

(a)	The Metering System and any Backup Metering System shall be jointly and doubly sealed. Seals on the Metering System and any Backup Metering System shall be broken by Enercal personnel or Goro Nickel personnel, but only in the presence of one another, or if required by the ESA Coordinating Committee, only in the presence of an independent party, unrelated, directly or indirectly to either Party and mutually agreeable to the Parties (Independent Party) and only when the Metering System or any Backup Metering System is to be inspected, tested or adjusted in accordance with the terms of this Agreement.

(b)	Either Enercal or Goro Nickel, as the case may be, shall be given at least forty-eight (48) hours advance notice of the breaking of seals on the Metering System or any Backup Metering System. Such notice will specify the date and time at which a Metering System seal is to be broken. In the event that either Party and/or the Independent Party (if determined by the ESA Coordinating Committee) is not present at the time specified in such notice, the Party present may break both seals on whichever of the Metering System or the Backup Metering System that it owns, and such Party may inspect, test and calibrate the same, in which case the metering of Electricity Delivered in any Hour shall be determined from that Party’s

Metering System or Backup Metering System (as the case may be) until the other Party schedules a reinspection of the Metering System and any Backup Metering System (as applicable).

(c)	If the ESA Coordinating Committee has decided that it is appropriate to appoint an Independent Party to be present when the Metering System or any Backup Metering System is to be inspected, tested or adjusted in accordance with the terms of this Agreement, then Enercal and Goro Nickel (as the case may be) shall each provide access for the Independent Party to its Metering System or Backup Metering System (as the case may be) at all reasonable times for the purpose of carrying out any such inspection, test or adjustment provided that such access shall not interfere with the normal business operations of Enercal or Goro Nickel.

12.5	Repair, replacement or recalibration of Metering System

When any component of the Metering System required to be accurate to within plus or minus one-fifth of one per cent. (±0.2%) under this Agreement, is found to be inaccurate by more than plus or minus one-fifth of one per cent. (±0.2%) or otherwise not functioning properly, Enercal shall immediately repair, recalibrate or replace such component of the Metering System or the Metering System as a whole, as the case may be, at its expense (except as otherwise provided herein). Upon the completion of any examination, maintenance, repair or recalibration of, or replacement of any component in, the Metering System such metering system shall be sealed in the presence of representatives of the Parties and/or the Independent Party (as decided by the ESA Coordinating Committee).

13.	ADDITIONAL RIGHTS AND OBLIGATIONS OF THE PARTIES

13.1	Enercal’s additional obligations

(a)	Enercal must procure that, unless required by any Applicable Law, the Enercal System is not altered in any manner which would adversely affect the ability of Enercal to perform its obligations under this Agreement.

(b)	If Competent Authorities of France at any time cease to control (indirectly through any majority owned Affiliate or Competent Authority or directly), or to own more than fifty per cent. (50%) of the voting share capital of, Enercal, Enercal shall notify Goro Nickel of such occurrence and shall:

(i)	within thirty (30) Days of such occurrence, procure that a bank acceptable to Goro Nickel provides Goro Nickel with an irrevocable on-demand standby letter of credit or an entity acceptable to Goro Nickel provides some other form of credit support (in either case in a form and substance satisfactory to Goro Nickel) in respect of its liabilities under this Agreement in an amount equal to 10,000,000 Euros; and

(ii)	thereafter ensure that Goro Nickel has the benefit of such credit support document or letter of credit from such entity or bank at all times during the Contract Period.

13.2	Reasonable and Prudent Operator

Enercal must act at all times as a Reasonable and Prudent Operator with a view to ensuring that Electricity is available up to the Target Net Capacity at all times during the Contract Period other than periods of Planned Outage or as the result of Force Majeure.

13.3	Goro Nickel financing

If any Lender requires Enercal and/or any entity which has provided Enercal with financial products or support to enter into any documentation in relation to any financial product or support to be provided by that Lender to Goro Nickel, then Enercal will (at Goro Nickel’s cost) provide all reasonable assistance to such Lenders and Goro Nickel so that such financial products or support can be provided and such documentation can be executed. Nothing in this clause 13.3 shall require Enercal to provide any assistance or enter into any document that would:

(a)	be inconsistent with; or

(b)	adversely affect the rights of Enercal or any such entity under, any document to which Enercal or such entity is a party.

13.4	Expansion of Electricity supply obligation

(a)	Subject to clause 13.4(b), Enercal must procure that:

(i)	the Facility is designed so that it can at all times, following a request by Goro Nickel, be expanded by the construction of an additional 50MW electricity generating unit; and

(ii)	a portion of land immediately adjacent to the Facility is made available so that the Facility can be expanded in accordance with clause 13.4(a)(i).

(b)	Where Goro Nickel gives Enercal notice of a request for an expansion of the Facility in accordance with clause 13.4(a):

(i)	Enercal undertakes to co-operate with Goro Nickel in co-ordinating all aspects related to the expansion including the financing and construction arrangements;

(ii)	Enercal acknowledges that, where Prony does not obtain financing for any such expansion requested by Goro Nickel, Goro Nickel will be entitled to, in accordance with its rights and obligations under the Utilities and Services Agreement, use its own funds to construct such expansion on the land referred to in clause 13.4(a)(ii) (which land is to be made available to Goro Nickel by Prony); and

(iii)	the Parties shall meet to determine any amendments that are required to this Agreement and to each Project Agreement and shall implement any amendments agreed following such meeting.

(c)	Goro Nickel may only give Enercal a request for an expansion of the Facility in accordance with clause 13.4(a) once.

13.5	Replacement of an Inco Guarantee

(a)	If an entity other than Inco acquires a direct or indirect interest in Goro Nickel, Enercal acknowledges that an Inco Guarantee (and any other guarantee provided in accordance with this clause 13.5) may be replaced with:

(i)	a new guarantee from Inco in the same form as that Inco Guarantee save that the amount guaranteed under such new guarantee will be at least the proportion of the amount guaranteed under that Inco Guarantee representing Inco’s then proportional ownership interest in the total number of ordinary shares in the capital of Goro Nickel; and

(ii)	one or more guarantees with the same legal effect as that Inco Guarantee (or other form of credit support agreed by Enercal, such agreement not to be unreasonably withheld) provided that any entity giving any such replacement guarantee or other form of credit support document has a credit rating of at least Baa3 from Moody’s Investors Services, Inc or BBB- from Standard & Poor’s, a division of The McGraw-Hill Companies, provided that:

(iii)	the total sum of the amounts guaranteed (on a several basis) under each guarantee and other credit support documents provided under this clause 13.5 and in place at any time will equal the amount guaranteed under that Inco Guarantee; and

(iv)	at no time will the total number of such guarantees and other credit support documents which replace that Inco Guarantee exceed five (5) (unless Enercal consents to an increase in the permitted number of guarantees or other credit support documents, such consent not to be unreasonably withheld).

(b)	Enercal agrees to execute each guarantee or agreed credit support document which complies with the requirements of this clause 13.5 and which Goro Nickel requires Enercal to enter into.

(c)	Notwithstanding clause 13.5(a)(i):

(i)	from the date of this Agreement until the date of Definitive Acceptance, Goro Nickel must procure that the proportion of the amount guaranteed by Inco under the Inco Guarantee in effect until the date of Definitive Acceptance will be at least sixty six and two thirds per cent. (66 2/3%) of the total amount of that Inco Guarantee as at the date of that guarantee; and

(ii)	from the date of Definitive Acceptance until 5 years from the date of Definitive Acceptance, Goro Nickel must procure that the proportion of the amount guaranteed by Inco under the Inco Guarantee in effect from the date of Definitive Acceptance will be at least fifty and one tenth per cent (50.1%) of the total amount of that Inco Guarantee as at the date of that guarantee.

13.6	Acknowledgements and commitment

(a)	Enercal acknowledges that it is its intention to endeavour to inform Goro Nickel of any material event or circumstance which may affect the ability of Enercal to perform its obligations under this Agreement. For the avoidance of doubt, Goro Nickel acknowledges that failure by Enercal to comply with this clause 13.6(a) shall not be a material breach of this Agreement under clause 17.1(a)(iii) (Events of Default).

(b)	Enercal shall ensure that the PPA or any alternative arrangement agreed to in writing by Goro Nickel (such agreement not to be unreasonably withheld where such arrangement will allow Enercal to continue to perform its obligations under this Agreement) will at all times continue to be in full force and effect in a form which will allow Enercal to continue to perform its obligations under this Agreement.

13.7	Notification

(a)	Where an event of default occurs under any Project Agreement (other than this Agreement), Enercal must notify Goro Nickel of the details of such event of default and Enercal’s view of the effect that such event of default is likely to have on:

(i)	the ability of Enercal to perform any material obligation under this Agreement; and

(ii)	the operation, maintenance or ownership of the Facility.

(b)	If Goro Nickel requests further reasonable information in relation to any event of default referred to in clause 13.7(a), Enercal must procure that such information is promptly provided to Goro Nickel.

(c)	Where Enercal delivers a notice under clause 13.7(a):

(i)	Enercal and Goro Nickel will meet with a view to defining any action required from either party to minimise any effect on:

(A)	Enercal’s ability to perform any material obligation under this Agreement; or

(B)	the operation, maintenance or ownership of the Facility,

as a result of the event of default detailed in that notice; and

(ii)	Enercal will use its best endeavours to ensure that Goro Nickel is able to participate in any discussion with Enercal and/or third parties related to such event of default.

(d)	For the avoidance of doubt, Enercal acknowledges that the rights and obligations of the Parties under this clause 13.7 are without prejudice to clauses 17.1(b)(ii) and 17.2(b) (Termination right).

13.8	Goro Nickel documentation

(a)	Subject to clause 13.8(b), Goro Nickel shall provide Enercal with any existing document relating to the Nickel Mine project that is determined by Goro Nickel to be reasonably requested by Enercal and required by Enercal in order to effect the financing of the Facility under the Finance Documents.

(b)	Enercal must procure that the contents of any document provided by Goro Nickel in accordance with clause 13.8(a) are kept confidential and that any such document is only provided to an entity that has entered into a form of confidentiality agreement acceptable to Goro Nickel and to which Goro Nickel is a party and requiring that entity to keep such document and its contents confidential.

13.9	Construction activities at the Nickel Mine

Goro Nickel will, within 30 days after the end of each calendar quarter, provide Enercal with a report setting out:

(a)	the construction activities carried out at the Nickel Mine in that quarter;

(b)	whether those activities were substantially those proposed to be carried out in that quarter (given brief details of the reasons for any discrepancies); and

(c)	the construction activities proposed to be carried out at the Nickel mine in the next quarter,

in each case in a manner which will enable Enercal to determine whether or not the condition specified in clause 17.1(c)(i) has been satisfied.

14.	CHANGES IN LAW

14.1	Illegality or unenforceability

(a)	Where clause 14.2 (Addition or amendment to electricity generating unit) does not apply in respect of the Change in Law, in the event that any Change in Law renders, or any proposed Change in Law could likely render, the performance of this Agreement (in whole or in part) illegal or materially unenforceable by either Party (a Relevant Change in Law), then clauses 14.1(b) to 14.1(f) (inclusive) shall apply.

(b)	Neither Party shall be in breach of this Agreement to the extent such breach is caused by the Relevant Change in Law.

(c)	It shall not be a basis for terminating this Agreement that any Relevant Change in Law shall have occurred.

(d)	The Parties shall meet within ten (10) Business Days of notice by either Party to discuss and, acting in good faith, agree upon any amendments that may be required to the terms of this Agreement in order to take account of the Relevant Change in Law such that each Party can continue to comply with the terms of this Agreement and on the understanding that any such amendments shall not affect the commercial balance of this Agreement. If a dispute or difference shall arise between the Parties as to whether such amendments are required or as to the amendments so required (and a dispute or difference shall be deemed to have arisen if the Parties have not reached agreement within thirty (30) Days of the written request pursuant to this clause 14.1(d)) such dispute or difference will be referred to an Expert with experience in resolving such disputes or disputes of a similar nature to resolve in a manner which enables each Party to continue to comply with the terms of this Agreement and, for the avoidance of doubt, the Expert shall be authorised to determine amendments to the terms of this Agreement in resolving such a dispute (which amendments shall not, so far as practicable, affect the commercial balance of this Agreement). For the avoidance of doubt, if the Expert is unable to resolve the dispute to the mutual satisfaction of the Parties, the dispute shall be resolved in accordance with clause 38 (Arbitration).

(e)	During the period from the date upon which a Relevant Change in Law becomes effective to the date upon which agreement between the Parties is reached or the Expert or arbitrator makes a decision, all obligations of the Parties under this Agreement shall be suspended except to the extent that any obligation is unaffected by the Relevant Change in Law and is able to continue to be performed (in whole or in part) without affecting the commercial balance of this Agreement (taking into account each obligation of a Party which is able to so continue to be performed). Any obligation which is suspended in accordance with this clause 14.1(e) will be replaced with a replacement obligation to the extent that such replacement obligation is agreed by the Parties.

(f)	The Parties will use reasonable endeavours to agree replacement obligations in accordance with clause 14.1(e) (taking into account all reasonable representations made by each Party) and acknowledge that such replacement obligations will be as similar to the suspended obligations as is practicable having regard to the nature of the Relevant Change in Law.

14.2	Addition or amendment to electricity generating unit

(a)	In the event that any Change in Law requires a material addition to or modification of the Facility or a modification of the operation of the Facility in order to bring the Facility into compliance with Applicable Laws (as changed by the Change in Law) (Required Works) and the Required Works are likely to materially increase Enercal’s costs of complying with its obligations under this Agreement (and would not otherwise be passed through to Goro Nickel automatically through the indexation or adjustment of amounts payable by Goro Nickel in accordance with this Agreement) (Material Adverse Change), then Enercal may within one (1) Month following the Change in Law giving rise to the Required Works and the Material Adverse Change give notice (Change Notice) to Goro Nickel setting out, to the extent then available (having procured the relevant information from Prony where required):

(i)	the details of the Change in Law, the Required Works (including the period by which the Required Works must be implemented) and the Material Adverse Change; and

(ii)	Prony’s and Enercal’s proposed remedial works, programme and budget to carry out the Required Works including the additional costs associated with making available Electricity during the period that the Required Works are being implemented.

(b)	To the extent that the information required to be delivered in accordance with clause 14.2(a) is not all available at the time a Change Notice is given pursuant to clause 14.2(a), such information shall be provided to Goro Nickel as soon as it becomes available.

(c)	After receipt of the Change Notice, Goro Nickel shall be entitled to serve a notice on Enercal requiring Enercal to provide (having procured the relevant information from Prony where required) further information to support the contents of the Change Notice.

(d)	Enercal and Goro Nickel shall, within thirty (30) Days of Enercal’s receipt of the notice given by Goro Nickel under clause 14.2(c) (or such longer period as is nominated by Goro Nickel taking into account the Required Works), use reasonable endeavours to agree upon the remedial works, programme and budget to carry out the Required Works, failing which agreement either Party shall be entitled to refer any matter which is not agreed to an Expert with experience in resolving such disputes or disputes of a similar nature. For the avoidance of doubt, if the Expert is unable to resolve the dispute to the mutual satisfaction of the Parties, the dispute shall be resolved in accordance with clause 38 (Arbitration).

(e)	Following approval or determination of the remedial works, programme and budget to carry out the Required Works, Enercal shall procure that the Required Works are carried out promptly and diligently and shall notify Goro Nickel of the date on which the Required Works are complete.

(f)	If Enercal does not serve a Change Notice in accordance with clause 14.2(a), Goro Nickel will not be obliged to compensate Enercal in relation to the Required Works or the Material Adverse Change.

(g)	In each Month from the date of commencement of operation of the Required Works until the earlier of the end of the Contract Period and end of the weighted average depreciable life of the Required Works, an amount, CIL, will be included in the Availability Charge for that Month, where CIL equals:

Where:

A	is half of the total capital costs of implementing the Required Works (as set out in the agreed or determined budget for the Remedial Works) (Required Works Cost);

B	is the total number of Years of weighted average depreciable life of the Required Works determined in accordance with IAS (as in effect at the time of the Material Adverse Change);

b	is B x 12;

I	is 150 basis points over the rate published by Reuters appearing in the 3rd column on the ISDAFIX2 page entitled “ISDA BENCHMARK RATES”, corresponding to the fixing at 11.00 a.m. Frankfurt time (on relevant date) the maturity of which is B x 2/3, rounded to the nearest whole number. If B x 2/3 (rounded to the nearest whole number) falls in between the published periods then I shall be calculated as 150 basis points over the rate determined by linear interpolation of the rates published; and

i	is I/12.

(h)	Goro Nickel shall not be obliged to make any further payment in respect of the Required Works in respect of the period after the Contract Period.

(i)	For the avoidance of doubt, the Parties acknowledge that the formula for determining CIL in clause 14.2(g) will apply only in the circumstances that the Facility comprises two electricity generating units. If the Facility is expanded in accordance with clause 13.4 (Expansion of Electricity supply obligation), the Parties will meet to determine those amendments that are required to reflect such expansion in accordance with clause 13.4(b)(iii) (Expansion of Electricity supply obligation).

(j)	If as a result of the Required Works, Enercal would be required to incur additional ongoing increased operating and maintenance costs which costs would not otherwise be passed through to Goro Nickel automatically through the indexation or adjustment of amounts payable by Goro Nickel in accordance with this Agreement (including for the avoidance of doubt in this clause 14.2) and Enercal has taken all reasonable steps to minimise such additional costs, then Goro Nickel and Enercal shall meet to determine a mechanism to adjust, as appropriate:

(A)	the ACOM component of the Availability Charge;

(B)	the Variable Operating and Maintenance Charge; and

(C)	the Fuel Charge,

or to reimburse Enercal by some other agreed reimbursement mechanism such that in the Months during the Contract Period in which the adjustment or reimbursement is made, Enercal shall be able to recover half of the additional operating and maintenance costs which were directly attributable to the Required Works (but, for the avoidance of doubt, no return thereon).

14.3	Tax Change in Law

(a)	For the purposes of this clause 14.3, Excluded Tax shall mean income tax, corporation tax, capital tax, dividend tax, branch tax, interest withholding tax or similar tax or deduction.

(b)	Subject to clauses 14.3 (c) to (e) inclusive below, in the event that:

(i)	Enercal incurs material additional costs or savings in performing its obligations under this Agreement as a result of a Tax Change in Law; and

(ii)	such costs or savings would not otherwise be passed through to Goro Nickel automatically through the indexation or adjustment of amounts payable by Goro Nickel in accordance with this Agreement,

then such costs or savings will be passed on to Goro Nickel by means of an adjustment to the amounts payable to Enercal in accordance with clause 8 (Payments) or by some other reimbursement mechanism agreed between the Parties.

(c)	Any increase or decrease in the amount of an Excluded Tax payable by Enercal shall not be passed on to Goro Nickel under clause 14.3(b).

(d)	Enercal shall use reasonable endeavours, acting as a Reasonable and Prudent Operator, to minimise any increased costs and maximise any savings in relation to each Tax Change in Law.

(e)	In the event that the Parties are unable to agree on an adjustment to the amounts payable to Enercal in accordance with clause 8 (Payments) or by some other agreed reimbursement mechanism, the matter shall be referred for resolution to an Expert. For the avoidance of doubt, if the Expert is unable to resolve the dispute to the mutual satisfaction of the Parties, the dispute shall be resolved in accordance with clause 38 (Arbitration).

14.4	Change in Law costs

(a)	If, as a result of the operation of this clause 14, the amount agreed or determined to be reimbursable by Goro Nickel to Enercal or which would be required to be passed on by Enercal to Goro Nickel would result in the total amount payable under clause 8 in any Month, being twenty per cent. (20%) greater in that Month than the amount of that payment had this clause 14 not been operative, then Goro Nickel shall have the option at any time thereafter to terminate this Agreement upon written notice to Enercal specifying a termination date (Early Termination Date).

(b)	On, or as soon as reasonably practicable after, the Early Termination Date of which notice is given under clause 14.4(a), Enercal shall in good faith calculate the termination payment (the Termination Payment), in accordance with this clause 14.4(c).

(c)	The Termination Payment will be the remaining depreciated net book value of the second generating unit of the Facility, with depreciation calculated on a twenty-five year straight line basis (determined as at the Early Termination Date).

(d)	Enercal shall notify Goro Nickel of the Termination Payment including detailed support for the Termination Payment calculation.

(e)	Goro Nickel shall pay the Termination Payment to Enercal within ten (10) Business Days of invoice or notification of the Termination Payment amount (the Termination Payment Date), which amount shall bear interest in accordance with clause 10.6 (Late payments).

(f)	Enercal may, at its option, set off the Termination Payment against any or all other amounts owing (whether or not matured, contingent or invoiced) between the Parties under this Agreement. The right of set off shall be without prejudice and in addition to any right of set off, combination of accounts, lien, charge or other right to which any Party is at any time otherwise entitled (whether by operation of law, by contract or otherwise). If an amount is unascertained, Enercal may reasonably estimate the amount to be set off. The Parties shall make any adjustment payment required within three (3) Business Days of the amount becoming ascertained.

(g)	Disputed amounts under this clause 14.4 shall be paid by Goro Nickel subject to refund with interest calculated in accordance with clause 10.6 (Late payments) if the dispute is resolved in favour of Goro Nickel.

15.	ESA COORDINATING COMMITTEE

15.1	Establishment of ESA Coordinating Committee

Enercal and Goro Nickel shall create a committee made up of three (3) representatives of Enercal and three (3) representatives of Goro Nickel (ESA Coordinating Committee).

15.2	Meetings of ESA Coordinating Committee

(a)	The ESA Coordinating Committee shall meet as often as it determines is necessary and no less frequently than quarterly.

(b)	A quorum of the ESA Coordinating Committee shall exist when at least one (1) representative of each Party is present.

(c)	The ESA Coordinating Committee may conduct its meetings by telephone.

15.3	ESA Coordinating Committee procedures and functions

(a)	Promptly following appointment of the members of the ESA Coordinating Committee pursuant to clause 15.1 (Establishment of ESA Coordinating Committee), the ESA Coordinating Committee shall meet to define its internal procedures, which shall, among other things, provide for one (1) vote for each of Enercal and Goro Nickel, which may be cast by one (1) or by each of a Party’s representatives on the ESA Coordinating Committee.

(b)	In the event the ESA Coordinating Committee is unable to take action as a result of a deadlock among the representatives, the dispute causing such deadlock shall be referred to the senior management of the Parties. If the dispute can still not be resolved, it shall be resolved by an Expert with experience in resolving such disputes or disputes of a similar nature. For the avoidance of doubt, if the Expert is unable to resolve the dispute to the mutual satisfaction of the Parties, the dispute shall be resolved in accordance with clause 38 (Arbitration).

(c)	The ESA Coordinating Committee shall define procedures to govern the day-to-day relationship between Enercal and Goro Nickel. The procedures adopted by the ESA Coordinating Committee in all respects shall be subject to and consistent with the terms of this Agreement and the scope of the ESA Coordinating Committee’s specific responsibilities listed in clause 15.3(e), and this Agreement shall prevail in the event of any conflict between this Agreement and the procedures adopted by the ESA Coordinating Committee.

(d)	Without limiting the foregoing, the ESA Coordinating Committee shall not have any authority to amend this Agreement.

(e)	The functions of the ESA Coordinating Committee shall include those functions set out in this Agreement and the following:

(i)	defining the internal procedures of the ESA Coordinating Committee; and

(ii)	establishing day-to-day communication methods, including communications procedures for the delivery of and payment for Electricity.

(f)	For the avoidance of doubt, nothing in this clause 15 can be interpreted as granting any authority to the ESA Coordinating Committee which would detract from Enercal’s right to make decisions as a Reasonable and Prudent Operator in carrying out its obligations under this Agreement.

16.	FORCE MAJEURE

16.1	Relief from liability

(a)	The Parties agree that the provisions of Art. 1148 of the French civil code will not apply to the provisions of this Agreement. As a result, neither Party shall be relieved from liability under this Agreement for failure to perform any of its obligations under this Agreement to the extent that such failure results from or is caused by (a) “force majeure” or (b) “cas fortuit” as each of those two terms is defined under Art. 1148 of the French civil code

(b)	Notwithstanding clause 16.1(a) and subject to the provisions of this clause 16, a Party shall, except where otherwise specified in this Agreement, be relieved from liability under this Agreement for breach of any of its obligations under this Agreement if and to the extent that such a breach results from or is caused by Force Majeure.

(c)	For the avoidance of doubt:

(i)	Goro Nickel’s obligation to pay ACFC in any Month prior to any Extension Period will not be affected by Force Majeure affecting either Party;

(ii)	where in any Hour of any Month during the Contract Period, Enercal’s ability to make available Electricity is affected by Force Majeure (as specified in the Force Majeure Notice given in respect of the Force Majeure) the provisions of clause 9.2(b) (Availability factors) will apply; and

(iii)	where in any Hour of any Month during the Contract Period, Goro Nickel’s ability to take Electricity made available by Enercal is affected, Goro Nickel’s obligations to make payment of the Availability Charge in that Month will not be affected.

16.2	Consequences of Force Majeure

(a)	Where a Party’s performance of its obligations under this Agreement has been affected by Force Majeure, that Party shall promptly (and in any event no later than five (5) Days of becoming aware of the Force Majeure) give a notice to the other Party (Force Majeure Notice).

(b)	A Force Majeure Notice shall (to the extent that such information is reasonably available) state:

(i)	a description of the Force Majeure, including the date of the commencement of the Force Majeure and the extent of such Force Majeure;

(ii)	the anticipated date of removal of such Force Majeure;

(iii)	the cause of such Force Majeure;

(iv)	where Enercal is giving the Force Majeure Notice, the effect that such Force Majeure has had and will have on:

(A)	the ability of Enercal to make Electricity available; and

(B)	Enercal’s daily nominations of Expected Actual Capacity given in respect of each Hour it has been or expects to be affected by Force Majeure;

(v)	the steps the Party giving the Force Majeure Notice proposes to take to remove or mitigate the effects of such Force Majeure on the performance of its obligations under this Agreement and to mitigate the effects of the non-performance of its obligations on the other Party as a result of the Force Majeure; and

(vi)	such other details as may be reasonably requested by the other Party.

To the extent that such information is not reasonably available at the time a Force Majeure Notice is given pursuant to clause 16.2(a), such information shall be notified to the other Party as soon as it becomes reasonably available.

(c)	Where the Force Majeure Notice indicates that the anticipated date of cessation of the effects of the Force Majeure on the performance of the affected Party’s obligations under this Agreement is more than five (5) Days from the commencement of the Force Majeure, the Parties will meet with a view to:

(i)	agreeing a plan detailing the steps to be taken by the Party affected by the Force Majeure to remove or mitigate the effects of such Force Majeure on the performance of its obligations under this Agreement and to mitigate the effects of the non-performance of its obligations on the other Party as a result of the Force Majeure (Force Majeure Plan); or

(ii)	agreeing that the Force Majeure cannot be remedied or cannot be remedied within 180 Days.

If the Parties cannot reach agreement under clause 16.2(c)(i) or (ii), the Parties shall submit the dispute to an Expert with experience in resolving such disputes or disputes of a similar nature. The Expert shall be required to resolve the dispute by:

(iii)	if the Expert considers that the Force Majeure can be remedied within 180 Days, taking into account the submissions of the Parties and determining the most effective Force Majeure Plan; or

(iv)	determining that the Force Majeure cannot be remedied or cannot be remedied within 180 Days.

For the avoidance of doubt, if the Expert is unable to resolve the dispute to the mutual satisfaction of the Parties, the dispute shall be resolved in accordance with clause 38 (Arbitration).

(d)	If the Parties agree a Force Majeure Plan or the Expert (or arbitrator) determines a Force Majeure Plan, the Party whose obligations have been affected by such Force Majeure shall:

(i)	implement the Force Majeure Plan;

(ii)	take all other reasonable steps to mitigate the effects of such Force Majeure on the performance of its obligations under this Agreement and to mitigate the effects of the non-performance of its obligations on the other Party as a result of the Force Majeure;

(iii)	give regular updates to the other Party setting out the progress of the implementation of the Force Majeure Plan and the likely date or dates on which the performance of each of its affected obligations will resume; and

(iv)	resume the performance of such obligations as soon as reasonably practicable and notify the other Party of such resumption accordingly.

(e)	If the Parties do not agree a Force Majeure Plan and agree (or the Expert or arbitrator determines) that the Force Majeure cannot be remedied or cannot be remedied within 180 Days, then either Party shall be entitled to terminate this Agreement on written notice to the other. Upon such termination, subject to clause 16.2(f), neither Party will have any rights or liabilities under this Agreement other than those under clause 18 (Confidentiality) which shall continue for a period of five (5) years after such termination. For the avoidance of doubt, Goro Nickel shall have no right to:

(i)	terminate this Agreement pursuant to this clause 16.2(e); or

(ii)	claim that the performance of its obligations under this Agreement are affected by Force Majeure,

solely on the basis that it is unable to use Electricity which is made available to it by Enercal on the terms of this Agreement.

(f)	If Goro Nickel elects to terminate this Agreement pursuant to clause 16.2(e) (the date of such termination being the Early Termination Date) Goro Nickel will pay Enercal a termination payment (the Termination Payment),

(i)	if the Early Termination Date falls before the twenty-fifth (25th) anniversary of the Start Date, the amount required to indemnify Enercal for all losses, damages and reasonable and demonstrable costs suffered by Enercal as a result of the early termination of this Agreement such amount being equal to the AC Present Value (calculated as of the Early Termination Date); and

(ii)	if the Early Termination Date falls after the twenty-fifth (25th) anniversary of the Start Date, the amount required to indemnify Enercal for all losses, damages and reasonable and demonstrable costs suffered by Enercal as a result of the early termination of this Agreement up to twenty per cent. (20%) of the demonstrable fixed costs of operating and maintaining the second generating unit at the Facility (calculated as of the Early Termination Date in respect of the period from the Early Termination Date to the end of the Extension Period in which the Early Termination Date falls).

(g)	On, or as soon as reasonably practicable after, the Early Termination Date of which notice is given under clause 16.2(e), Enercal shall in good faith calculate the Termination Payment.

(h)	Enercal shall notify Goro Nickel of the Termination Payment including detailed support for the Termination Payment calculation.

(i)	Goro Nickel shall pay the Termination Payment to Enercal within ten (10) Business Days of invoice or notification of the Termination Payment amount (the Termination Payment Date), which amount shall bear interest in accordance with clause 10.6 (Late payments).

(j)	Enercal may, at its option, set off the Termination Payment against any or all other amounts owing (whether or not matured, contingent or invoiced) between the Parties under this Agreement. The right of set off shall be without prejudice and in addition to any right of set off, combination of accounts, lien, charge or other right to which any Party is at any time otherwise entitled (whether by operation of law, by contract or otherwise). If an amount is unascertained, Enercal may reasonably estimate the amount to be set off. The Parties shall make any adjustment payment required within three (3) Business Days of the amount becoming ascertained.

(k)	Disputed amounts under this clause 16.2 shall be paid by Goro Nickel subject to refund with interest calculated in accordance with clause 10.6 (Late payments) if the dispute is resolved in favour of Goro Nickel.

17.	TERMINATION

17.1	Events of Default

Event of Default means:

(a)	the occurrence at any time after the Start Date with respect to a Party (the Defaulting Party) of any of the following events:

(i)	(Insolvency) the Party:

(A)	is dissolved or is in a state of ceasing payments (“état de cessation de paiements”);

(B)	is subject to a procedure of amicable settlement (“réglement amiable”) or generally makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(C)	institutes or has instituted against it an insolvency or liquidation (“redressement ou liquidation judiciaire”) proceeding or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, that proceeding or petition:

I.	results in such Party being declared insolvent (“en état de cessation de paiements”) or being liquidated or in the making of an order for its winding-up or liquidation; or

II.	is not withdrawn, dismissed, discharged, stayed or restrained in each case within thirty (30) Days of the institution or presentation of that proceeding or petition;

(D)	has a resolution passed for its dissolution or liquidation (other than pursuant to a merger);

(E)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and that secured party maintains possession, or that process is not withdrawn, dismissed, discharged, stayed or restrained, in each case within thirty (30) Days of that event;

(F)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses 17.1(a)(i)(A) to 17.1(a)(i)(E) (inclusive); or

(G)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts referred to in this clause 17.1(a)(i),

(each of the foregoing events an Insolvency Event);

(ii)	(Non-Payment) the Party fails to pay any amount when due and payable under this Agreement, and that failure is not remedied on or before the thirtieth (30th) Business Day after the Non-Defaulting Party gives the Party notice of that failure;

(iii)	(Material Obligations) the Party, where not affected by Force Majeure, fails to perform a material obligation or material obligations under this Agreement (other than an obligation referred to in clause 17.1(a)(ii) or 17.1(b)(i) or an obligation to deliver Electricity), which failure has a material adverse effect on the rights of the other Party under this Agreement and that failure is not remedied:

(A)	within thirty (30) Business Days where the Defaulting Party cannot demonstrate (within thirty (30) Business Days following the Non-Defaulting Party giving the Defaulting Party notice of that failure) to the Non-Defaulting Party’s satisfaction (determined by the Non-Defaulting Party acting reasonably) that the Defaulting Party is diligently pursuing a remedy for that failure; or

(B)	within sixty (60) Business Days (or such other period of time agreed by the Non-Defaulting Party) where the Defaulting Party demonstrates (within thirty (30) Business Days following the Non-Defaulting Party giving the Party notice of that failure) to the Non-Defaulting Party’s satisfaction (determined by the Non-Defaulting Party acting reasonably) that the Defaulting Party is diligently pursuing a remedy for that failure;

(b)	the occurrence at any time with respect to Enercal (the Defaulting Party) of any of the following events:

(i)	(Insurance) any insurance which is agreed to be required under this Agreement, or which is required under Applicable Laws, to be effected and maintained by Enercal is not so effected and maintained, becomes voidable

(whether for lack of disclosure, breach of condition or otherwise) or is cancelled and:

(A)	Enercal cannot demonstrate to Goro Nickel’s satisfaction that Enercal is diligently pursuing a remedy for such failure; or

(B)	Enercal demonstrates to Goro Nickel’s satisfaction that Enercal is diligently pursuing a remedy for that failure and such failure is not remedied on or before the thirtieth (30th) Business Day following such failure;

(ii)	(Default) the occurrence of any event of default (save to the extent that such event of default is caused by Goro Nickel) under any Project Agreement (other than this Agreement):

(A)	which is notified by Enercal to Goro Nickel under clause 13.7 (Notification); or

(B)	which ought to have been notified by Enercal to Goro Nickel under clause 13.7 (Notification),

which has not been waived by each non-defaulting party to that Project Agreement and any non-defaulting party indicates that it intends to, or actually seeks to, initiate any form of enforcement proceeding under such Project Agreement which:

(A)	Enercal agrees;

(B)	Goro Nickel demonstrates; or

(C)	an Expert determines,

will adversely affect:

(A)	the ability of Enercal to perform any material obligation under this Agreement; or

(B)	the operation, maintenance or ownership of the Facility where such effect may have a material effect on Goro Nickel’s rights under this Agreement; and

(iii)	(Level Three Disruption Process) a Level Three Disruption Process is Unsuccessful;

(iv)	(Two Level Three Disruption Processes in 12 months) a Level Three Disruption Process is Successful but another Level Three Disruption Process occurs within 12 months thereafter;

(v)	(Prevention of Disruption Process) Enercal or Prony wilfully prevent the implementation of a Disruption Process;

(vi)	(Representation or Warranty) any representation or warranty made by Enercal in clause 19 (Representations and Warranties) of this Agreement proves to have been false or misleading at the time it was made in a way that materially adversely affects the rights of Goro Nickel under this Agreement unless remedied to the satisfaction of Goro Nickel;

(vii)	(Credit Support) any Credit Support Document relating to Enercal’s obligations under this Agreement expires or terminates or fails or ceases to be in full force and effect for the purposes of this Agreement (in any case other than in accordance with its terms where, if so required by this Agreement, a replacement is immediately provided) prior to the satisfaction of all obligations of Enercal under this Agreement without the written consent of Goro Nickel; and

(viii)	(Force Majeure) Enercal fails to comply with any Force Majeure Plan agreed between the Parties or determined by an Expert (or arbitrator); and

(c)	(Abandonment) at any time prior to the date of Definitive Acceptance, (i) Goro Nickel (the (Defaulting Party) voluntarily ceases to perform all or substantially all construction activities of the Nickel Mine without interruption for a period of 180 days, (ii) Enercal has issued (at the end of such period) a notice requesting a certificate from Goro Nickel to the effect that Goro Nickel intends to resume or cause to be resumed all or substantially all such construction activities and (iii) Goro Nickel has either not delivered such a certificate within 180 days of receipt of such notice from Enercal or, having so delivered such a certificate, Goro Nickel has not resumed all or substantially all construction activities at the Nickel Mine within a period of 180 days of the date of such certificate. For the purposes of this clause 17.1(c), Goro Nickel shall be deemed not to have voluntarily ceased to perform construction activities at the Nickel Mine if such cessation:

(A)	is caused by Goro Force Majeure;

(B)	is directly caused by a failure by Prony or Enercal to perform any of their obligations under the Project Agreements or otherwise by an absence of power or water and provided that such failure or absence is not caused by Goro Nickel;

(C)	is at a time that either Enercal or Prony is affected by an Insolvency Event provided that such Insolvency Event has not been caused by Goro Nickel; or

(D)	follows an abandonment of the Facility by Prony regardless of the cause of such abandonment provided that such abandonment was not caused by Goro Nickel;

(d)	the occurrence at any time with respect to Goro Nickel (the Defaulting Party) of any of the following events:

(i)	(Prevention of Disruption Process) once a Disruption Process has been initiated, Goro Nickel wilfully prevents the implementation of the same;

(ii)	(Representation or Warranty) any representation or warranty made by Goro Nickel in clause 19 (Representations and Warranties) of this Agreement proves to have been false or misleading at the time it was made in a way that materially adversely affects the rights of Enercal under this Agreement unless remedied to the satisfaction of Enercal;

(iii)	(Credit Support) any Credit Support Document relating to Goro Nickel’s obligations under this Agreement expires or terminates or fails or ceases to be in full force and effect for the purposes of this Agreement (in any case other than in accordance with its terms where, if so required by this Agreement, a replacement is immediately provided) prior to the satisfaction of all obligations of Enercal under this Agreement without the written consent of Enercal; and

(iv)	(Force Majeure) Goro Nickel fails to comply with any Force Majeure Plan agreed between the Parties or determined by an Expert (or arbitrator).

If an Expert is to be selected to make a determination in accordance with clause 17.1(b)(ii) (Default), then the reference to twenty-one (21) Business Days in the definition of Expert in clause 1.1 (Definitions) will be deemed to be two (2) Business Days.

17.2	Termination right

(a)	If, at any time, an Event of Default (other than an Event of Default under clause 17.1(b)(ii) (Default)) has occurred and is continuing, the Non-Defaulting Party may designate a Business Day as an early termination date with respect to this Agreement (the Early Termination Date) by giving not less than thirty (30) Days’ notice to the Defaulting Party. This notice shall specify the relevant Event of Default.

(b)	If, at any time, an Event of Default under clause 17.1(b)(ii) (Default) has occurred, the Non-Defaulting Party may designate a Business Day as an early termination date with respect to this Agreement (the Early Termination Date) by giving notice to the Defaulting Party. This notice shall specify the relevant Event of Default.

(c)	The rights under clauses 17.2(a) and 17.2(b) are in addition to any other remedies available under this Agreement or at law.

17.3	Early Termination Date

If notice designating an Early Termination Date is given under clause 17.2 (Termination right), the Early Termination Date will occur on the date so designated unless the circumstances giving rise to the Event of the Default are no longer continuing on the Early Termination Date.

17.4	Termination Payment

(a)	On, or as soon as reasonably practicable after, the Early Termination Date of which notice is given under clause 17.2, the Non-Defaulting Party shall in good faith calculate the termination payment (the Termination Payment), in accordance with this clause 17.4.

(b)	Where Enercal is the Defaulting Party, the Termination Payment will be the amount required to indemnify Goro Nickel for all losses, damages and reasonable and demonstrable costs suffered by Goro Nickel as a result of the early termination of this Agreement such amount not to exceed the Applicable Cap. The Applicable Cap is 20,000,000 Dollars if the Early Termination Date occurs as a result of Enercal’s wilful disregard of Goro Nickel’s need to have Electricity and 10,000,000 Dollars in any other case.

(c)	Where Goro Nickel is the Defaulting Party, then:

(i)	the Termination Payment will be:

(A)	if the Early Termination Date falls before the Start Date, the amount required to indemnify Enercal for all losses, damages and reasonable and demonstrable costs suffered by Enercal as a result of the early termination of this Agreement up to the amount determined as at the Early Termination Date in accordance with the payment schedule set out in Annex 1 of the Inco Guarantee in place as at the Early Termination Date;

(B)	if the Early Termination Date falls on or after the Start Date but before the twenty-fifth (25th) anniversary of the Start Date, the amount required to indemnify Enercal for all losses, damages and reasonable and demonstrable costs suffered by Enercal as a result of the early termination of this Agreement such amount (the Goro Nickel Termination Payment) being equal to the AC Present Value (calculated as of the Early Termination Date); and

(C)	if the Early Termination Date falls after the twenty-fifth (25th) anniversary of the Start Date, the amount required to indemnify Enercal for all losses, damages and reasonable and demonstrable costs suffered by Enercal as a result of the early termination of this Agreement up to twenty per cent. (20%) of the demonstrable fixed costs of operating and maintaining the second generating unit at the Facility (calculated as of the Early Termination Date in respect of the period from the Early Termination Date to the end of the Extension Period in which the Early Termination Date falls);

(ii)	any payment of or on account of a Termination Payment made under any Inco Guarantee shall constitute pro tanto satisfaction of Goro Nickel’s obligation to pay such Termination Payment;

(iii)	where clause 17.4(c)(i)(A) or (C) above applies, Enercal will use all reasonable endeavours to minimise the amount of its losses, damages and costs; and

(iv)	where clause 17.4(c)(i)(A) applies and the amount paid under the relevant Inco Guarantee exceeds the actual amount of Enercal’s losses, damages and costs, Enercal will pay an amount equal to the excess to Goro Nickel within 30 days of such actual amount being finally agreed between the Parties or in the absence of agreement determined in accordance with clause 38 (Arbitration).

(d)	The Non-Defaulting Party shall notify the Defaulting Party of the Termination Payment including detailed support for the Termination Payment calculation.

(e)	The Defaulting Party shall pay the Termination Payment to the Non-Defaulting Party within ten (10) Business Days of invoice or notification of the Termination Payment amount (the Termination Payment Date), which amount shall bear interest in accordance with clause 10.6 (Late payments).

(f)	The Non-Defaulting Party may, at its option, set off the Termination Payment against any or all other amounts owing (whether or not matured, contingent or invoiced) between the Parties under this Agreement. The right of set off shall be without prejudice and in addition to any right of set off, combination of accounts, lien, charge or other right to which any Party is at any time otherwise entitled (whether by operation of law, by contract or otherwise). If an amount is unascertained, the Non-Defaulting Party may reasonably estimate the amount to be set off. The Parties shall make any adjustment payment required within three (3) Business Days of the amount becoming ascertained.

(g)	Disputed amounts under this clause 17.4 shall be paid by the Defaulting Party subject to refund with interest calculated in accordance with clause 10.6 (Late payments) if the dispute is resolved in favour of the Defaulting Party.

(h)	The rights and obligations of the Parties under this clause 17.4 shall survive termination of this Agreement.

17.5	Reimbursement of Termination Payment

(a)	If Goro Nickel makes a Termination Payment (or a Termination Payment is made on Goro Nickel’s behalf pursuant to a Credit Support Document) following an Early Termination Date in accordance with this clause 17 or clause 16, Enercal must use its best endeavours to operate the Enercal System in a manner that will allow any reimbursement of the Termination Payment paid by Goro Nickel (or on Goro Nickel’s behalf pursuant to a Credit Support Document) to be maximised in accordance with clause 17.5(b) up to the amount of the Termination Payment.

(b)	If, in respect of any Hour from the Early Termination Date referred to in clause 17.5(a) until the end of the Contract Period:

(i)	the Transmission Metering System records that electricity in excess of 50,000kW was delivered to the Transmission System in that Hour; and

(ii)	the full amount of the Termination Payment has not already been fully accrued,

then Goro Nickel shall be entitled to a Reimbursement Credit in respect of any such excess electricity so recorded (Reimbursement Credit Electricity). For the purposes of this clause 17.5 only, the end of the Contract Period will be determined as if the Early Termination Date had not occurred and will be:

(A)	if the Early Termination Date does not fall within an Extension Period, the 25th anniversary of the Start Date; or

(B)	if the Early Termination Date falls within an Extension Period, the date of expiration of that Extension Period.

(c)	The Reimbursement Credit in any Month m, RCRm, will be calculated as follows:

RCRm = The Reimbursement Credit Amount x the amount of Reimbursement Credit Electricity (measured in units of kWh) recorded by the Transmission Metering System in Month m.

(d)	Any entitlement to a Reimbursement Credit pursuant to this clause 17.5 in respect of any Month will be payable by Enercal to Goro Nickel by the fifteenth (15th) Business Day of the following Month.

(e)	This clause 17.5 shall survive termination of this Agreement.

18.	CONFIDENTIALITY

(a)	The Parties shall treat the terms of this Agreement and all information provided under or in connection with this Agreement (Confidential Information) as confidential and shall not disclose Confidential Information without the prior written consent of the other Party, save that consent shall not be required for disclosure:

(i)	to directors, employees or Affiliates of a Party, provided that they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this clause 18;

(ii)	to persons professionally engaged by a Party to the extent required in relation to such engagement, provided that they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this clause 18;

(iii)	to the extent required by any Competent Authority having jurisdiction over that Party;

(iv)	to any bank, other financial institution or rating agency to the extent required in relation to the financing of a Party’s business activities, provided that the bank, or other financial institution or rating agency, as the case may be, is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this clause 18;

(v)	to the extent required by any Applicable Law, judicial process or the rules and regulations of any recognised stock exchange, or to any Expert or arbitrator to the extent necessary for the resolution of any dispute arising under this Agreement;

(vi)	to any intending assignee of the rights and interests of a Party under this Agreement or to a person intending to acquire an interest in a Party or that Party’s Affiliate provided that the intending assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this clause 18; and

(vii)	to the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this clause 18.

(b)	The rights and obligations of the Parties under this clause 18 shall survive termination of this Agreement and shall continue for a period of five (5) years after such termination.

19.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that, (save in the case of clause 19(d)) as of the date of this Agreement and (in the case of clause 19(d)) as of the date that Electricity is first required to be delivered under this Agreement:

(a)	(Status) it is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation (and, if relevant under those laws, in good standing);

(b)	(Power) it has the power:

(i)	to execute this Agreement and any other documentation relating to this Agreement to which it is a party;

(ii)	to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver; and

(iii)	to perform its obligations under this Agreement and has taken all necessary action to authorise that execution, delivery and performance;

(c)	(No Violation or Conflict) the execution, delivery and performance referred to in clause 19(b) do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other Competent Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	(Required Authorisations) all governmental and other licences, authorisations, permits, consents, contracts and other approvals (if any) that are required to enable the Party to fulfil any of its obligations under this Agreement which it is required to perform on the date that Electricity is first required to be delivered under this Agreement (Required Authorisations) have been obtained and are in full force and effect and all conditions of any Required Authorisations have been complied with;

(e)	(Obligations Binding) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f)	(No Event of Default) no Event of Default, or event which with notice and/or lapse of time would constitute an Event of Default, has occurred with respect to it and no such event would occur as a result of its entering into or performing its obligations under this Agreement;

(g)	(No Litigation) no litigation, arbitration or administrative suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency, official or arbitrator is pending or, so far as it is aware, threatened against it which would result in a material adverse change in such Party’s financial condition or its ability to perform its obligations under this Agreement, or that is likely to affect the legality, validity or enforceability against it of this Agreement;

(h)	(No Reliance) it is not relying upon any representations of the other Party other than those expressly set out in this Agreement;

(i)	(Principal) other than in the case of Goro Nickel acting through and on behalf of its New Caledonian branch, it has negotiated, entered into and executed this Agreement as principal (and not as agent or in any other capacity, fiduciary or otherwise);

(j)	(Risk Assumption) it has entered into this Agreement with a full understanding of the material terms and risks of this Agreement and it is capable of assuming those risks; and

(k)	(No Advice) the other Party is not acting as a fiduciary or an adviser for it, nor has the other Party given to it any advice, representation, assurance or guarantee as to the expected performance, benefit or result of this Agreement.

20.	PERMITS AND OTHER APPROVALS

20.1	Responsibility for Permits and Other Approvals

(a)	Without prejudice to clause 20.2 (Assistance with obtaining and maintaining Permits and Other Approvals) Enercal shall be solely and fully responsible for obtaining and maintaining all Permits and Other Approvals necessary for carrying out its obligations under this Agreement.

(b)	For the avoidance of doubt, any failure or refusal of a third party to issue a Permit or Other Approval will not be an Excusing Factor for the purposes of this Agreement and will not relieve Enercal from any obligation under this Agreement to obtain such Permit or Other Approval.

20.2	Assistance with obtaining and maintaining Permits and Other Approvals

Upon receiving a written request from Enercal so to do, Goro Nickel shall take such steps as are reasonable in the circumstances to assist Enercal to obtain and/or maintain any of the Permits and any Other Approval provided that, where Enercal makes any such request of Goro Nickel, Enercal shall:

(a)	prior to the date upon which its request to Goro Nickel in accordance with this clause 20.2 is submitted, have done all such things as it is reasonable for Enercal, acting as a Reasonable and Prudent Operator, to have done and as are necessary to obtain and/or maintain any Permit or Other Approval which is the subject of such request;

(b)	notwithstanding the making of a request of Goro Nickel in accordance with this clause 20.2, continue diligently to pursue the grant and/or the maintenance of any Permit or Other Approval which is the subject of such a request;

(c)	at the same time that it submits its request to Goro Nickel, disclose to Goro Nickel full details of the steps which Enercal has, prior to the date of the written request, taken to obtain and/or maintain the Permit or Other Approval which is the subject of the request and of the steps it is continuing to take with respect to the grant and/or maintenance of such Permit or Other Approval;

(d)	provide Goro Nickel with such assistance and information as Goro Nickel may reasonably request in connection with Enercal’s request; and

(e)	bear all costs relating to the obtaining and/or maintaining of any Permit or Other Approval and shall indemnify Goro Nickel in respect of the same.

21.	ASSIGNMENT

21.1	Prohibition of assignment

Subject to clause 21.2 (Assignment by way of security), neither Party shall assign or transfer to any person any of its rights or obligations in respect of this Agreement (including, for the avoidance of doubt, as part of any statutory merger or “fusion”) without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

21.2	Assignment by way of security

Either Party may assign its rights under this Agreement by way of security to or in favour of any bank or financial institution in relation to the financing of that Party’s business activities.

22.	LIABILITIES

22.1	Consequential Loss

Except as specifically provided in this Agreement, neither Party shall be liable to the other Party for any matter arising out of or in connection with this Agreement in respect of any Consequential Loss suffered by the other Party.

22.2	Limitation on liability

(a)	Subject to clause 22.2(b), the liability of each Party to the other for breach of this Agreement (including for the avoidance of doubt, any liability to pay an Availability Penalty) is limited to an amount of four million (4,000,000) Euros per year (as such amount will be adjusted each year from the date of this Agreement in accordance with the Agreed Index).

(b)	The annual limit referred to clause 22.2(a) shall not apply to:

(i)	any indemnity under clause 20 or clause 24 of this Agreement;

(ii)	any amounts payable on a termination of this Agreement; and

(iii)	any amount payable in accordance with clause 4.1(b) (such amounts being limited, for the avoidance of doubt, to the amount set out in clause 4.1(b)).

22.3	Reasonable pre-estimate

Each Party acknowledges that the payment obligations in clauses 4 (Funnel Mechanism) and 9 (Adjustments) are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages upon early termination of this Agreement or upon the other events referred to in those provisions. Each Party waives the right to contest those payments as an unreasonable penalty.

23.	INSURANCE

23.1	Insurance policies

(a)	Subject to clause 23.1(b), Enercal shall or shall procure that its Affiliate shall, at its sole cost and expense, effect and maintain on a primary and non-contributory basis the insurance policies and the levels of deductibles described in schedule 10 (Insurance) in the amounts and on the terms provided herein and therein with insurers deemed acceptable by Goro Nickel (acting reasonably); provided, however, that such amounts and terms may be changed from time to time with the prior written consent of Goro Nickel, which consent shall not be unreasonably withheld. Nothing shall prevent Enercal, at its costs and expense, and for its exclusive benefit, from procuring insurance coverage in addition to the minimum coverages specified in schedule 10 (Insurance). Prior to placing the initial insurance policies described in schedule 10 (Insurance) Enercal shall obtain Goro Nickel approval of such policies.

(b)	Enercal shall not be required to effect and maintain any insurance policy which is Unavailable.

(c)	If any insurance policy described in schedule 10 (Insurance) and required to be effected and maintained by Enercal is not so effected and maintained, becomes voidable (whether for lack of disclosure, breach of condition or otherwise) or is cancelled, Enercal will notify Goro Nickel of such occurrence. Upon receipt of such notice, Goro Nickel will, at Enercal’s expense, use reasonable endeavours to assist Enercal to effect and maintain the required insurance policy. For the avoidance of doubt, while Goro Nickel continues to assist Enercal in accordance with this clause, Enercal will not be a Defaulting Party for the purposes of clause 17.1(b)(i) (Events of Default).

23.2	Endorsements

(a)	Enercal shall cause its insurers to provide the following endorsement items in its comprehensive or commercial general liability insurance policies:

(i)	Goro Nickel, Inco Australia Management Limited and Inco and the employees of each of them shall be additional insured under such policies;

(ii)	the insurance shall be primary with respect to the interest of the employees of each of Goro Nickel, Inco Australia Management Limited and Inco and any other insurance maintained by them is excess and not contributory with such policies;

(iii)	such policies shall include standard cross liability clauses; and

(iv)	notwithstanding any provision of the policies, the policies may not be cancelled, non-renewed or materially changed by the insurer without the insurer giving thirty (30) Days’ prior written notice or in the case of cancellation for non-payment of any premium, thirty (30) Days’ prior written notice to the insured party.

(b)	Enercal must procure that each insurance policy required to be effected and maintained under this clause 23 is not cancelled, non-renewed or materially changed by the insurer without Goro Nickel being given thirty (30) Days’ prior written notice or in the case of cancellation for non-payment of any premium, thirty (30) Days’ prior written notice.

(c)	Enercal shall cause its insurers to waive all rights of subrogation against Goro Nickel, Inco Australia Management Limited and Inco and against the employees, directors, agents, shareholders and contractors of each of Goro Nickel, Inco Australia Management and Inco in respect of a claim arising under its insurance policies, unless such claim arises from wilful misconduct or gross negligence of the other Party or of the other Party’s employees, directors, agents, shareholders or contractors.

23.3	Insurance certificates

Enercal shall cause its insurers or agents to provide Goro Nickel with certificates of insurance evidencing the policies and terms specified in this clause 23 and schedule 10 (Insurance). Failure by Enercal to obtain the insurance coverage or certificates of insurance required by this clause 23 and schedule 10 (Insurance) shall not relieve Enercal of the insurance requirements provided herein or therein or in any way relieve or limit Enercal’s obligations and liabilities under any other provision of this Agreement. If Enercal shall fail to procure or maintain any insurance required pursuant to this clause 23 and schedule 10 (Insurance), Goro Nickel shall have the right to procure such insurance at Enercal’s expense, provided Goro Nickel shall have given thirty (30) Days’ prior written notice to Enercal of its intention to exercise such right unless such intention arises from Enercal’s non-payment of premiums for existing insurance in which case Goro Nickel shall have given at least five (5) Days’ prior written notice of such intention.

24.	INDEMNIFICATION

Each Party shall indemnify and hold harmless the other Party and each of its Affiliates and each of their respective directors, officers, shareholders, controlling persons, partners, employees, agents, contractors, subcontractors and representatives and each of their respective heirs, successors, and assigns from and against any and all damages, claims, losses, liabilities, actions, causes of action, costs, expenses, and obligations (including all reasonable attorneys’ fees), whether arising in contract, tort, or otherwise, to third parties for or on account of injury, bodily or otherwise, to, or death of, persons or for damages to, or destruction of, property, in each case resulting from, arising out of, or in connection with, such indemnifying Party’s negligence or wilful misconduct.

25.	WAIVER

No waiver by either Party of any breach by the other of this Agreement shall operate unless expressly made in writing, and any such waiver shall not be construed as a waiver of any other breach.

26.	VARIATION

No variation to the provisions of this Agreement shall be valid unless it is in writing and signed by each Party.

27.	ENTIRE AGREEMENT

(a)	This Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes and extinguishes any agreements, understandings and/or representations previously given or made with respect thereto other than those included in this Agreement, provided that nothing in this clause 27 shall limit or exclude any liability for fraud in relation to those agreements, understandings and/or representations.

(b)	For the avoidance of doubt, notwithstanding clause 27(a), the terms of the General Agreement continue to apply to the extent such provisions are expressed to survive execution of this Agreement.

28.	SEVERABILITY

The provisions contained in each clause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

29.	NOTICES

29.1	Address for notices

Any notice or other formal communication given under this Agreement must be in writing (which, for the purposes of this clause 29, includes fax, but not electronic mail) and may be delivered or sent by post or fax to the Party to be served at its address as follows:

(a)	to Enercal at:

87 avenue du Général de Gaulle 98800 Nouméa, New Caledonia

Fax: +687 250 253 Marked for the attention of Directeur Général

(b)	to Goro Nickel at:

38 rue du Colisee 75008, Paris, France

Fax: +33 1 45 63 29 97 Marked for the attention of the Directeur General Délégué

And copied to:

7 bis, rue Suffren, BP218 98845 Nouméa Cedex, New Caledonia

Fax: +687 273 710 Marked for the attention of the Président Directeur General

And also copied to:

Inco Limited 145 King Street West, Toronto, ON, M5H 4B7

Fax: +1 41 6361 7788 Marked for the attention of Office of the Secretary or at such other address or fax number as it may have notified to the other Party in accordance with this clause 29. Any notice or other document sent by post shall be sent by registered mail with return receipt requested (if within New Caledonia) or by registered airmail with return receipt requested (if elsewhere).

29.2	Delivery of notices

Any notice or other formal communication shall be deemed to have been given:

(a)	if hand delivered, at the time of delivery;

(b)	if posted, by registered mail with return receipt requested (courrier recommandé avec accusé de reception), at 10.00 a.m. on the second (2nd) Business Day after it was put into the post;

(c)	if posted by registered airmail with return receipt requested, at 10.00 a.m. on the tenth (10th) Business Day after it was put into the post; or

(d)	if sent by fax, on the Day of transmission, if transmitted before 3.00 p.m. on any Business Day, and in any other case on the Business Day following the date of transmission.

29.3	Proof of service

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by registered mail with return receipt requested (courrier recommandé avec accusé de reception) or by registered airmail with return receipt requested (as the case may be) or that the fax was properly addressed and transmitted.

30.	FURTHER ASSURANCE

Each Party shall upon request, at its own expense, at all times from the date of this Agreement do or procure the doing of all things as may be required to give full effect to this Agreement, including the execution or provision of all deeds and documents.

31.	ANNOUNCEMENTS

No Party shall make (or permit any of its Affiliates to make) any announcement concerning this Agreement or any ancillary matter before, on or after the date of this Agreement except as required by law, or any regulatory body or with the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

32.	COSTS AND EXPENSES

Each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

33.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart.

34.	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless, in respect of administrative, accounting, operational, financial and technical documents only, the ESA Coordinating Committee determines otherwise or unless agreed in writing between the Parties. If this Agreement or any other related documents originally prepared in English are translated into another language, the English version shall prevail.

35.	THIRD PARTY RIGHTS

Subject to the rights that may accrue to any successor or permitted assigns of the Parties, no provision of this Agreement shall be construed as creating any rights enforceable by a third party and all third party rights implied by law are, to the extent permissible by law, excluded from this Agreement.

36.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of France.

37.	EXPERT DETERMINATION

37.1	Dispute

Any dispute, claim or controversy arising out of or in connection with this Agreement (a Dispute) shall, if the Parties agree in writing that it is of a technical nature, be resolved in accordance with this clause 37. In any other case, the Dispute shall be resolved in accordance with clause 38 (Arbitration).

37.2	Referral to Expert

Either Party may give at any time notice in writing to the other Party that a Dispute of a technical nature has arisen (a Notice). If such Dispute is not resolved by agreement in writing between the Parties within ten (10) Business Days of the Notice being given, and the Parties agree in writing within five (5) Business Days of the expiry of the ten (10) Business Day period that the Dispute is of a technical nature (a Technical Dispute), an Expert shall be appointed and the Technical Dispute shall be referred to an independent Expert with experience in resolving such Technical Disputes or Technical Disputes of a similar nature for determination.

37.3	Role of Expert

The Expert appointed under clause 37.2 (Referral to Expert) shall act on the following basis:

(a)	on his or her appointment, the Expert shall confirm his or her neutrality, independence and the absence of conflicts in determining the Technical Dispute;

(b)	the Expert shall comply with the terms of this Agreement and shall act as an expert and not as an arbitrator;

(c)	if the ESA Coordinating Committee has selected the Expert, the Expert’s determination shall (in the absence of manifest error) be final and binding on the Parties and not subject to appeal (unless expressly stated otherwise in this Agreement);

(d)	the Expert shall decide the procedure to be followed in the determination in accordance with this Agreement and in consultation with the Parties and shall be requested to make his or her determination in writing within twenty-five (25) Business Days after his or her appointment or as soon as practicable thereafter;

(e)	any amount payable by either Party to the other as a result of the Expert’s determination shall be due and payable within five (5) Business Days of the Expert’s determination being notified to the Parties. Any action required by the Expert as a result of the Expert’s determination shall be implemented within ten (10) Business Days following the Expert’s determination being notified to the Parties or as specified within the determination; and

(f)	the Expert shall decide how and by whom the costs of the determination, including the fees and expenses of the Expert (but excluding the Parties’ own costs which shall be borne by the Party incurring those costs) (the Costs), are to be paid. Pending the Expert’s decision as to the Costs of the determination, the Costs shall be borne equally by the Parties.

(g)	For the avoidance of doubt, if the ESA Coordinating Committee has not selected the Expert, a Party may refer any Technical Dispute which is not resolved to its satisfaction to arbitration as a Dispute to be conducted in accordance with clause 38 (Arbitration).

38.	ARBITRATION

38.1	Dispute

The Parties shall use reasonable efforts to resolve any Dispute through negotiations. Either Party may at any time refer a Dispute to one senior executive from each of Enercal and Goro Nickel by giving a notice to the other that such Party desires a Dispute to be decided by executives under this clause 38. Upon receipt of such notice of referral, the executives of the Parties shall meet and attempt to resolve any such Dispute. If the executives fail to resolve the Dispute within thirty (30) Days after such Dispute is referred to them, then, except as otherwise provided in this Agreement, such Dispute shall be finally and exclusively settled by arbitration in accordance with rules of arbitration of the International Chamber of Commerce then in effect (the Rules), except as those rules may be modified herein. The arbitration shall be held in Paris. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

38.2	Formation of tribunal

There shall be three arbitrators, of whom each Party shall select one. At any time after the expiration of the thirty (30) Day period referred to in clause 38.1 (Dispute), either Party (the Claimant) may serve a request for arbitration (the Request for Arbitration), in person or by registered mail, upon the other Party (the Respondent). Within twenty (20) Days of the Respondent’s receipt of the Request for Arbitration, the Respondent shall serve on the Claimant its answer to the Request for Arbitration and any counterclaims. Should either Party fail to select an arbitrator, the chairperson at the International Chamber of Commerce shall make such appointment. Within fifteen (15) Days of the selection of the second arbitrator, the two arbitrators thus appointed shall select a third arbitrator to act as chairman of the tribunal. If the two Party-appointed arbitrators fail to agree on a third arbitrator, the chairperson of the International Chamber of Commerce shall make such appointment.

38.3	Applicable Law

Any arbitration proceeding or award rendered hereunder and the validity, effect, and interpretation of this clause 38.3 shall be governed by the laws of France.

38.4	Waiver of appeal

The Parties hereby waive any rights of application or appeal to the courts of France to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made.

38.5	Award final

The arbitrators shall provide written reasons for their award. The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

38.6	Effect

This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder and, except as expressly provided in this Agreement, the Parties shall continue to perform their respective obligations pursuant to this Agreement notwithstanding the existence of any dispute, disagreement, or dispute resolution proceeding that may exist from time to time.

38.7	Binding on transferee

This agreement to arbitrate shall be binding upon the successors, permitted assigns, and any trustee or receiver of each Party.

SCHEDULE 1

AVAILABILITY CHARGE

1. Availability Charge prior to any Extension Period

The Availability Charge for Month m prior to any Extension Period shall be calculated as follows:

ACm = (ACOMm + ACFC + CIL) - ARm

Where:

ACm	Availability Charge for Month m in Euro

ACFC	1,103,728.41 Euros

ACOMm	Fixed Operation and Maintenance Charge Rate for Month m in Euro

ARm	Availability Reduction

CIL	The amount determined in accordance with clause 14.2(g) (if any)

The Fixed Operation and Maintenance Charge Rate for Month m shall be calculated as follows:

ACOMm = 147,114.49 Euros + (198,071.01 Euros x INDEXLABm/INDEXLABb) + (116,735.94 Euros x INDEXMTCm/INDEXMTCb) + (91,236.27 Euros x INDEXGENm/INDEXGENb)

Where:

INDEXLAB = the Agreed Index for labour component of ACOMm;

INDEXMTC = the Agreed Index for maintenance and material component of ACOMm;

INDEXGEN = the Agreed Index for general component of ACOMm;

INDEXLABm = INDEXLAB in Month m;

INDEXLABb = INDEXLAB as at the date of this Agreement;

INDEXMTCm = INDEXMTC in Month m;

INDEXMTCb = INDEXMTC as at the date of this Agreement;

INDEXGENm = INDEXGEN in Month m; and

INDEXGENb = INDEXGEN as at the date of this Agreement,

however, if in any Hour of any Month m during the Contract Period, Enercal’s ability to make available Electricity is affected by Force Majeure (as specified in the Force Majeure Notice given in respect of that Force Majeure) (Force Majeure Hour), then ACOM in that Month m will be reduced by the proportion being the number of Force Majeure Hours in that Month divided by the total number of Hours in that Month.

The Availability Reduction, ARm, shall be calculated as follows:

ARm = ADm x (ACOMm + ACFC +CIL)/ Sum of Target Net Capacity for each Hour in that Month m.

Where:

ADm	The sum of TMSh in respect of each Hour of Month m.

TMSh	In respect of any Hour is (Target Net Capacity for that Hour - Actual Capacity for that Hour) (which amount if negative will be equal to nil (0)).

2. Availability Charge during any Extension Period

The Availability Charge for Month m during any Extension Period shall be calculated as follows:

ACm = ACOMm x 1.20 — AREPm + CIL

Where:

AREPm = ADm x (ACOMm x 1.20)/ Target Monthly Availability

However, if AREPm is nil in any Month during any Extension Period then ACm = ACOMm x 1.25.

SCHEDULE 2

FUEL CHARGE AND VARIABLE OPERATION AND MAINTENANCE CHARGE

SECTION A: FUEL CHARGE:

The Fuel Charge for Month m shall be calculated as follows:

$ECFCm = EDm x Cmcoal x HRCm + $ADJHFO

Where:

EDm:	The sum of Electricity Delivered during each Hour in Month m (as measured by the Metering System) in kWh

Cmcoal:	is the cost of Coal + cost of shipping in month m in Dollars per thousand Joules($/kJ).

Where:

Cmcoal = (Pmcoal + SRm )/SEmcoal

	SEmcoal	Specific energy of Coal in Month m expressed in kJ/tonnes, which value cannot be less than 25 300 kJ/tonnes pursuant to schedule 5 (Coal Specification).

Pmcoal
Price of Coal for Month m in Dollars per tonne as defined in the relevant Coal Purchase Agreement (as defined in the Utilities and Services Agreement) corrected in accordance with section C of this schedule 2.

	SRm	Shipping rate in Month m $US/tonne defined in the relevant Coal shipping contract corrected in accordance with section C of this schedule 2.

HRCm	Heat Rate Coefficient (efficiency of converting thermal energy to electrical energy) for Month m in kJ/kWh calculated as follows:

HRCm = HRCb x DF x PLAFm

Where:

	HRCb	Heat Rate Coefficient (efficiency) of the Facility at the date of this Agreement being 11 191kJ/kWh

	DF	Degradation Factor being the average loss of efficiency of the Facility over the Contract Period calculated as 1.025 + CL where:

CL is the coal loss from spillage, drainage runoff, airborne loss (not efficiency) at the date of this Agreement being 1.005.

PLAFm	Part Load Adjustment Factor in Month m is indicative of the efficiency of the Facility when operated at less than 100% load, as set out in the table below.

FL	Partial Load Factor means in any Hour the actual total electricity output of the Facility divided by 100MW and expressed as a percentage.

FL (%)	PLAFm
100%	1.0000
95%<or= FL < 100%	1.0052
90% <or= FL < 95%	1.0142
85% <or= FL <90%	1.0231
80% <or= FL <85%	1.0365
75% <or= FL <80%	1.0499
70% <or= FL <75%	1.0678
65% <or= FL <70%	1.0901
60% <or= FL <65%	1.1125
55% <or= FL < 60%	1.1393
50% <or= FL <55%	1.1687
45% <or= FL <50%	1.2019

$ADJHFO
Fuel Charge Adjustment is, the costs associated with using heavy fuel oil (HFO) instead of Coal. $ADJHFO will be set at zero (0) to the extent that the use of HFO at the Facility exceeds 3286 tonnes per annum. However, if the Facility consumption is less than 3286 tpa, all under-runs will be determined in accordance with section B (Fuel Charge Adjustment).

SECTION B — FUEL CHARGE ADJUSTMENT

$ADJHFO = (QmHFO x EDm/Emtot) x (PmHFO - Pmcoal x (SEmcoal / SEmHFO))

Where:

PmHFO	Price of HFO in Month m according to the Utilities and Services Agreement in Dollars per tonnes, corrected in accordance with part C.

SEmHFO	Specific energy of Heavy Fuel Oil (HFO) in Month m expressed in kJ/tonnes which value can not be less than 41,570 kJ/tonnes pursuant to the Utilities and Services Agreement (HFO Specification)).

Emtot	Total amount of electricity produced by Prony in Month m at the Facility in kWh.

QmHFO	Quantity of HFO consumed by Prony at the Facility in Month m in tonnes.

SECTION C — INVENTORY CORRECTION FOR Pmcoal, SEmcoal, SRm SEmHFO, PmHFO

As both fuel storage facilities will be at any point in time, after receipt of the second shipment of HFO or Coal as the case may be, comprised of an inventory of differing values (Pmcoal, SEmcoal, SRm SEmHFO, PmHFO), Prony and Goro Nickel will maintain a log to update these values at the agreed monthly billing date according to the following example.

Example of Coal Cost using Weighted Average Calculation

			Tonnes
		Shipment	(1000’s)	$/T
Month 1	Opening balance		—	—

	Monthly Purchases	1	60	$35.00
		2	45	$27.00

			105
	Total Available		105	$31.57

	Monthly Consumption		70	$31.57

	Balance		35	$31.57

Month 2	Opening balance		35	$31.57

	Monthly Purchases	3	60	$26.00
		4	45	$35.00

			105
	Total Available		140	$30.29

	Monthly Consumption		90	$30.29

	C/Bal		50	$30.29

Month 3	Opening balance		50	$30.29

	Monthly Purchases	5	50	$34.00
		6	40	$37.00
		7	35	$40.00

			125
	Total Available		175	$34.82

	Monthly Consumption		110	$34.82

	C/Bal		65	$34.82

Others values (including SEmcoal) will be calculated in a similar manner to that set out in the table above.

SECTION D: Variable Operation and Maintenance Charge

The Variable Operation and Maintenance Charge for Month m shall be calculated as follows:

ECOMm = ECOMRm x EDm

Where:

ECOMm	Variable Operation and Maintenance Charge for Month m in Euro

EDm	The sum of the Electricity Delivered in each Hour during Month m (as measured by the Metering Systems) in kWh

ECOMRm	Variable Operation and Maintenance Charge Rate for Month m in Euro per kWh

The Variable Operation and Maintenance Charge Rate for Month m shall be calculated as follows:

ECOMRm = 0.0004888 Euros x INDEXLABm/INDEXLABb + 0.00114 Euros x INDEXMTCm/INDEXMTCb

Where:

INDEXLAB = the Agreed Index for labour component of ECOMRm;

INDEXMTC = the Agreed Index for maintenance and material component of ECOMRm;

INDEXLABm = INDEXLAB in Month m;

INDEXLABb = INDEXLAB as at the date of this Agreement;

INDEXMTCm = INDEXMTC in Month m;

INDEXMTCb = INDEXMTC as at the date of this Agreement

The parties agree that the numeric figures in relation to HRCb, CL and PLAFm (the Moving Numbers) in this schedule 2 shall not be fixed on the date of this Agreement and are subject to further revision in accordance with this paragraph. Enercal will procure that Prony will perform relevant tests to determine the actual value of the Moving Numbers, under conditions which are agreed with Goro Nickel, as soon as practicable after the Start Date and intermittently until the end of the period two years from the Start Date (the Fixing Date). The Parties agree that the Moving Numbers shall be fixed on and shall not be subject to any further changes by either Party at the Fixing Date.

SCHEDULE 3

PART A

DELIVERY POINTS AND SWITCHROOM

[NOTE: DELIVERY POINTS AND SWITCHROOM PLANS NOT PROVIDED IN THIS VERSION]

PART B

METERING SYSTEMS

[NOTE: METERING SYSTEMS PLANS NOT PROVIDED IN THIS VERSION]

SCHEDULE 4

[NOT USED]

SCHEDULE 5

COAL SPECIFICATION

Table 1: Proximate Analysis

Parameter	Units	Typical	Range
The following Values can only be altered with the agreement of both Enercal and Goro Nickel
Total Moisture	% ar	11.19	8.8 – 11.2
Ash	% ar	11.63	11.6 – 14.0
Volatile Matter	% ar	23.53	20.88 – 23.60
Sulphur	% ar		0.45 Max
LHV	kJ/kg	25,329	25,300 - 27,200

The following values are forecasted to meet Environmental limits. Enercal may alter these as required.
Cadmium and Compounds	ppm Wt/Wt	1.20	400 Max
Mercury and Compounds	ppm Wt/Wt	0.04	0.45 Max
Thallium	ppm Wt/Wt	0.00	100 Max
Cd + Hg + Tl	ppm Wt/Wt
Arsenic and Compounds	ppm Wt/Wt	23.80	500 Max
Selenium and Compounds	ppm Wt/Wt	0.65	3.0 Max
Tellurium	ppm Wt/Wt	0.00	100 Max
As + Se + Te	ppm Wt/Wt
Lead and Compounds	ppm Wt/Wt	24.20	2,500 Max
Antimony and Compounds	ppm Wt/Wt	2.30	20 Max
Chromium Total	ppm Wt/Wt	31.60	200 Max
Cobalt and Compounds	ppm Wt/Wt	11.40	100 Max
Copper and Compounds	ppm Wt/Wt	1.20	20 Max
Tin	ppm Wt/Wt	1.20	20 Max
Manganese and Compounds	ppm Wt/Wt	53.40	300 Max
Nickel	ppm Wt/Wt	24.00	100 Max
Vanadium	ppm Wt/Wt	5.00	50 Max
Zinc and Compounds	ppm Wt/Wt	20.00	100 Max
Sb+Cr+Co+Cu+Sn+Mn+Ni+V+Zn	ppm Wt/Wt

ppm Wt/Wt = Part per Million by Weight in Coal as Delivered

Table 2: Physical Properties

(The following Values can only be altered with the agreement of both Enercal and Goro Nickel)

Parameter	Units	Reference	Range
Hardgrove Grindability Index	—	47	40 – 75
Top Size	Mm		50 Max
Part greater than 25mm	%		15 Max
Part less than 3mm	%		20 Max

SCHEDULE 6

METER TESTING PROCEDURES

1.	METERING DATA

1.1	The Metering System will be comprised of several components that shall each be to an international standard and providing a measured accuracy of (including each voltage or current transformer which forms part of the Metering System) plus or minus one-fifth of one per cent. (±0.2%). Unless otherwise mutually agreed, the design standard shall be commensurate to ANSI C 12.1-1995.

The metering data will be comprised of:

(a)	signals from the Metering System required for establishing the Electricity Delivered in any Hour, any Availability Penalty, any Availability Credit and for determining any other payment or penalty amount under this Agreement; and

(b)	separate, identical and electrically independent signals from the Metering System to Enercal’s and Goro Nickel’s operations centres.

2.	TESTING

2.1	The calibration of the Metering System will be checked and verified to ensure that the accuracy remains within the specified limits.

The method of calibration and frequency of tests will be agreed by the ESA Coordinating Committee, based on knowledge of the performance and the design of the installed Metering System and the manufacturers’ recommendations.

Enercal will provide:

(a)	certificates of accuracy to an international standard for the Metering System it supplies; and

(b)	certificates of accuracy to a mutually agreed international standard for the existing current and voltage transformers. If replacement current or voltage transformers are required for the metering locations, they will be supplied by Enercal, along with certificates of accuracy to an international standard.

2.2	Testing of the Metering System shall be performed in-situ, using portable equipment traceable to a mutually agreed international standard, without interrupting the delivery of Electricity from the Enercal System to the Nickel Mine.

2.3	Testing and calibration of the Metering System shall be carried out by Enercal.

2.4	Testing and calibration of any Backup Metering System shall be carried out by Goro Nickel.

SCHEDULE 7

ELECTRICITY SPECIFICATION

The Electricity delivered to Goro Nickel under this Agreement shall comply with the specifications set out in this schedule 7. Without prejudice to any provision of the Multipartite Agreement, in the event that electricity delivered to Goro Nickel under this Agreement does not comply with the specifications set out in this schedule 7, such failure will be referred to the ESA Coordinating Committee which will determine the appropriate actions to be undertaken by Enercal to ensure that the failure is rectified and any further such failure is prevented. For the avoidance of doubt, such a failure will not be a breach of a material obligation under this Agreement for the purposes of clause 17.1(a)(iii) (Events of Default).

1.	GORO NICKEL INTERCONNECTION AND GENERATORS

(a)	The Electricity interconnection from the Delivery Points to the Nickel Mine will be by two independent 33 kV feeders from the dual bus 33 kV switchboard in the Facility Switchroom to the Goro Nickel 33kV switchboard as shown in part A of schedule 3 (Delivery Points and Switchroom).

(b)	The two feeders will each be rated for 1,200 Amp in order to accept the transfer of real (MW) and reactive (MVar) Electricity associated with the Target Net Capacity to which Goro Nickel is entitled.

Note: Enercal must procure that until such time that 33kV/33kV isolation transformers are installed, the 33kV Facility interconnection to the EEC network is only used for black start of the Facility or the Goro Nickel oil fired steam and power plant (OFSPP) (when the 150kV link is lost).

2.	ELECTRICITY QUALITY

2.1	Voltage

(a)	Nominal Voltage: 33 kV (normal operating voltage 34 kV)

(b)	Steady state (long term) voltage variation: +/- 4% from 34 kV

(c)	Transient voltage variation: +/- 10% (from 33 kV) for periods of up to 60 seconds based on 33 kV

(d)	Short Term Voltage Dips: Voltage dips of 10-100% to be limited to 300 half-cycles (3 sec). It is expected that such voltage dips will not be more frequent than twice per year on average and that single pole reclosing of the 150 kV line will limit the total loss of Electricity from such occurrences to once every two years on average. These frequencies are not guaranteed but are to be used as performance targets. Enercal is to take remedial action to improve reliability of Electricity supply in the event that these targets are significantly exceeded. Enercal must procure that any exposed connection (e.g. overhead line) of the 33kV system at the Facility to any system or network outside the Facility or Nickel Mine is through a 33/33kV isolation transformer.

2.2	Frequency

(a)	Nominal Frequency: 50Hz

(b)	Steady state (long term) frequency variation: +/- 1% (0.5Hz)

(c)	Transient frequency variation: +/- 2% (1Hz)

2.3	Voltage Unbalance

Voltage Unbalance: 2% (expressed as the ratio of negative to positive sequence voltages).

2.4	Harmonics

(a)	Total Harmonic Voltage Distortion (THD), evaluated for 2nd to 40th order components: 8% continuously with up to 12% for 15 seconds in any 150 second period. Individual harmonics should not exceed the limits given in IEC 61000-3-6.

(b)	Goro Nickel must ensure that all electrical equipment used in the Nickel Mine and connected to the Nickel Mine electricity distribution system is designed and manufactured in accordance with current good practice, in order to limit THD to acceptable levels.

(c)	If the THD is exceeded at the Delivery Points resulting in adverse affects to Prony, Goro Nickel or the Transmission System, appropriate modifications (which may include the addition of harmonic filters) will be carried out by Goro Nickel and/or Enercal to reduce the levels to within the THD, as follows:-

•	where only one Party’s contribution exceeds 50% of the THD at the Delivery Points, it will reduce its contribution until the adverse effects are eliminated; or

•	where both Parties’ contributions exceed 50% of the agreed level at the Delivery Points, both Parties will reduce their contribution in proportion with their excess above 50% of the THD.

2.5	Power Factor

Goro Nickel acknowledges that Enercal will be relieved from its requirement to deliver Electricity at any time, if at that time the power factor of the Electricity delivered to Goro Nickel is less than 0.8.

3.	FAULT LEVEL AND PROTECTION

(a)	Fault Level: The three phase short circuit sub-transient fault current during a fault at the Delivery Points must not exceed 31.5kA for one (1) second. In order to ensure this fault level is not exceeded, Goro Nickel will not, and Enercal will procure that together with Prony it will not, exceed individual short circuit fault level contributions of 12kA and 19.5kA respectively, without prior notification and agreement of the other Party.

(b)	Fault duration: In order to maintain discrimination with the downstream protection relays and clear fault within one (1) second, Enercal will procure that high speed protection techniques incorporating logic blocking schemes will be used for the Facility and similarly Goro Nickel will install compatible systems in the Nickel Mine electricity distribution system. The Parties acknowledge that engineering design coordination between Goro Nickel, Enercal and Prony will be required to ensure the integrity of all electrical systems and avoid tripping of the Facility, or Nickel Mine (inclusive of OFSPP).

4.	SYSTEM STABILITY

(a)	For short term voltage deviations of 20% maximum for less than 100ms, resulting from disturbances on the Transmission System or any other transmission grid, (which should not have an adverse effect on the Nickel Mine operation) Enercal must procure that the Facility is able to recover without loss of Goro Nickel’s on-line plant.

(b)	For short term faults of greater voltage deviation which may result in loss of a significant portion of the Nickel Mine and which originate from outside the Nickel Mine the frequency of occurrence shall be as defined in ‘Short Term Voltage Dips’ detailed above. In the event of such faults, Enercal must procure that the Facility retains stability by single pole reclosing of the 150- kV line or islanding of the Facility to allow re-starting of the Nickel Mine without delay if it has tripped. The target frequency for total loss of Electricity from such occurrences is again defined in ‘Short Term Voltage Dips’ detailed above.

(c)	Enercal must procure that Electricity voltage and frequency remain stable and within the transient values nominated above for instantaneous load rejections within the Nickel Mine of up to 15 MW. Maximum instantaneous load increases within the Nickel Mine are expected to be generated from DOL (Direct On Line) starting of motors up to 2.0 MW and resistance starting (or other reduced current starting methods) of slip ring (or other types of) motors up to 6.0 MW. Again, Enercal must procure that Electricity voltage and frequency remain stable and within the transient values under such load increases.

5.	EARTHING

(a)	Enercal must procure that:

(i)	the earthing system at the Facility is designed, constructed and installed in accordance with Applicable Laws for such an installation;

(ii)	touch voltages during fault conditions meet the design codes for the earthing system at the Facility and are lower than safety curves given in the NFC 15-100;

(iii)	a comprehensive equipotential bonding type of earthing system is installed in the Facility; and

(iv)	a combined high voltage and low voltage earthing system is installed for the Facility with maximum 1 Ohm earth resistance.

(b)	Goro Nickel must ensure that:

(i)	the earthing system at the Nickel Mine is designed, constructed and installed in accordance with Applicable Laws for such an installation;

(ii)	touch voltages during fault conditions meet the design codes for the earthing system at the Nickel Mine and are lower than safety curves given in the NFC 15-100;

(iii)	a comprehensive equipotential bonding type of earthing system is installed in the Nickel Mine; and

(iv)	a combined high voltage and low voltage earthing system is installed for the Nickel Mine with maximum 1 Ohm earth resistance.

(c)	Goro Nickel will provide Enercal with data from an overall Nickel Mine earth study to assist with design of the earthing system for the Facility. A study of the lightning protection system calculated to an approved standard and in accordance with the requirements of the overall site will be carried out by Goro Nickel and the results shall be provided to Enercal. Enercal must procure that aircraft warning lights to an approved standard including access for maintenance shall be installed at the Facility if required by Applicable Laws.

(d)	The Parties acknowledge that for safety reasons the earthing systems of the Facility and Nickel Mine will be connected. Means will be provided to disconnect the systems for testing or other exceptional purposes.

6.	LOSS OF GENERATION

(a)	In the event of total loss of generation (zero (0) voltage on the buses of both the Facility and Goro Nickel 33kV switchboards), both the Facility and Nickel Mine will provide their own emergency electricity from dedicated diesel generators.

(b)	Following a total loss of generation and restoration of supply within 30 minutes from the 150 kV system or back feeding of the EEC 33kV line, the maximum period for restoration of Target Net Capacity to Goro Nickel by Enercal must not exceed three Hours.

(c)	In the event that the loss of generation is for a period longer than 30 minutes then the target times for restoration of the Target Net Capacity to Goro Nickel by Enercal shall be proportionately increased until the period reaches 7 hours at which time it shall be considered to be a cold start.

(d)	In a cold start condition, following the receipt of external black start electricity (sufficient only for a black start of the OFSPP), the target for the supply from the OFSPP will be 5MW to the Facility (if unavailable from the 150kV system) within 5 hours and 10MW to the Nickel Mine within 6 hours. The target for supply of Goro Nickel by Enercal from the Facility will be 25MW within 6 hours and 50MW within 8 hours.

(e)	Irrespective of the times stated above, operating procedures will be developed by the ESA Coordinating Committee to guarantee the most expedient restoration of Electricity, given the performance specifications of the critical equipment within the Facility. These procedures will reflect the priority of provision of Electricity to the Nickel Mine. Export or sale of Electricity to other consumers by Enercal will not recommence until Goro Nickel’s requirements for Electricity have been met (up to the Target Net Capacity).

7.	QUALITY MEASUREMENTS

In order to confirm that these Electricity Specifications are being achieved the PQM Systems shall comprise of a power quality meter (owned by Goro Nickel) on the 33kV connection from the Facility to the Nickel Mine and one or more power quality meters (owned directly or indirectly by Enercal) capable of monitoring either 33kV bus on the Facility 33kV switchboard. The PQM Systems will measure and record all the nominated quality criteria set out in this Electricity Specification such as frequency, voltage, imbalance and harmonics.

8.	ELECTRICITY QUALITY CONTROL

(a)	If it is determined that this Electricity Specification is not being met due to poor electricity quality on the 150kV system (and the quality is causing problems for the Nickel Mine), the Nickel Mine and an operating 50MW coal fired generating unit shall be isolated from the Transmission System and operate in “island” mode. The power quality meter installed on the

33 kV connection from the Facility to the Nickel Mine would be used to determine when an unacceptable electricity quality had been reached and would activate a relay which would provide an alarm in the Facility control room. On activation of this relay Enercal shall procure that Prony shall also be capable of isolating the Nickel Mine as set out above.

(b)	Such an activation system would initially be manual and would be dependent upon being able to determine whether the source of Electricity quality disturbance was from the Transmission System. If in the future, the ESA Coordinating Committee is satisfied that automatic activation can be feasibly performed (ie without creating system instability) and decides that it requires the activation system to be automatic, then Enercal shall procure that it is made automatic. The values and times that will be used to activate the isolation relay will be outside the Electricity Specification values defined above but will be below the limits at which problems are likely to occur in the Nickel Mine. The two systems will be re-synchronised as soon as the Electricity from the Transmission System is within the limits set out in this Electricity Specification. This condition will be determined by the power quality meter on the 150 kV connection between the Facility and the Transmission System.

SCHEDULE 8

SCHEDULING PROCEDURES

1.	ANNUAL SCHEDULE

(a)	On and from three (3) Months prior to the earlier of the Start Date and the Target Start Date, and thereafter six (6) Months prior to the commencement of each year, Goro Nickel must send Enercal a notification (the Goro Nickel Schedule) which shall contain:

(i)	a nomination of certain of those Hours during the following year where Goro Nickel requires an availability of less than 50,000kW (Reduced Capacity Hour) and the amount of Electricity which Goro Nickel requires to be made available in each Reduced Capacity Hour;

(ii)	a total of at least 26,280,000kWh of Reduced Capacity;

(iii)	an indication of Goro Nickel’s expected requirements for Extra Electricity for each Hour in that following year;

(iv)	an indication of when Goro Nickel expects that Surrendered Electricity could be available to Enercal should Enercal require Surrendered Electricity in that following year; and

(v)	Goro Nickel’s suggested prices per kWh of Availability Credit Electricity during that following year.

If Goro Nickel would be required to prepare a Goro Nickel Schedule prior to the Contract Period at any time between 1 April and 31 September in any year, the Goro Nickel Schedule prepared at that time will contain the information set out above in respect of the period from earlier of the Start Date or the Target Start Date until the end of the year following the year in which the Start Date or the Target Start Date falls (as the case may be). In that circumstance, the amount in paragraph 1(a)(ii) included in that Goro Nickel Schedule will be increased proportionally to reflect the period from the earlier of the Start Date and the Target Start Date and the end of the following year.

(b)	Within ten (10) Business Days of receipt of the Goro Nickel Schedule in respect of a year, Enercal shall send Goro Nickel a notification (the Enercal Schedule) which shall contain:

(i)	Enercal’s notifications of each Planned Outage for that year;

(ii)	Enercal’s notifications of Expected Actual Capacity for each Hour in that year (taking into account each Planned Outage for that year);

(iii)	any request for Surrendered Electricity in any Hour of that year; and

(iv)	Enercal’s suggested price per kWh of Extra Electricity delivered during that year from each potential Extra Electricity generation source.

(c)	Within two (2) Weeks after Enercal has delivered the Enercal Schedule in respect of a year, the Parties shall meet together to discuss the details contained in the Goro Nickel Schedule and the Enercal Schedule and within two Weeks following such discussions (which discussions shall not last longer than two Weeks), Goro Nickel must:

(i)	give notice to Enercal of the actual Reduced Capacity Hours for that year and the amount of Electricity which Goro Nickel requires to be made available by Enercal in each Reduced Capacity Hour during that year (provided that the sum of the Reduced Capacity for each such Reduced Capacity Hour must equal at least 26,280,000kWh); and

(ii)	give notice to Enercal of the prices per kWh of Availability Credit Electricity during the course of that year (Unused Capacity Price),

and Enercal must give notice to Goro Nickel of the price per kWh of Extra Electricity during the course of that year from each potential Extra Electricity generation source (each an Extra Electricity Price).

(d)	Where Goro Nickel agrees:

(i)	to provide any Surrendered Electricity requested by Enercal; and

(ii)	a price for that Surrendered Electricity,

in the discussions held in accordance with paragraph 2(a) below or otherwise in respect of any year then Enercal will be obliged to pay Goro Nickel the agreed price for that Surrendered Electricity. Within thirty (30) Days after receipt of an invoice for Surrendered Electricity agreed in respect of any Month, Enercal must pay Goro Nickel the agreed price for all such Surrendered Electricity.

2.	MONTHLY AND WEEKLY UPDATES

(a)	Goro Nickel shall, seven (7) days prior to the earlier of the Start Date and the Target Start Date, and thereafter seven (7) days prior to the commencement of each Month, notify Enercal of:

(i)	its expected Scheduled Net Capacity for each Hour of the following Month; and

(ii)	any amendment to any requirement for Extra Electricity for each Hour of the following Month as set out in the Goro Nickel Schedule for that Month.

(b)	Goro Nickel shall, seven (7) days prior to the earlier of the Start Date and the Target Start Date, (Anticipated Start Date) and thereafter seven (7) days prior to the commencement of each Week, Goro Nickel shall notify Enercal of:

(i)	any amendments to the previously notified expected Scheduled Net Capacity for each Hour of the following Week; and

(ii)	any amendment to any requirement for Extra Electricity for each Hour of the following Week as set out in the Goro Nickel Schedule for that Week.

(c)	Within two (2) Business Days of receipt of a notice under paragraph 2(a) or 2(b) above, Enercal shall notify Goro Nickel of any amendment to its notification of Expected Actual Capacity for any Hour of such following Month or Week (as the case may be) as set out in the Goro Nickel Schedule for that Month or Week as the case may be.

For the avoidance of doubt, the Target Net Capacity will not be increased by any notification given in accordance with this paragraph 2 unless mutually agreed by the Parties.

3.	DAILY NOTIFICATIONS

(a)	By 10:00am on each Day, Goro Nickel shall notify Enercal of its expected Scheduled Net Capacity for each Hour of the following Day and any amendment to any requirement for Extra Electricity for each Hour of the following Day as set out in the Goro Nickel Schedule for that Day.

(b)	By 11.00 a.m. on each Day, Enercal shall notify Goro Nickel:

(i)	whether or not it anticipates any operational problem with providing any Extra Electricity in any Hour requested by Goro Nickel in respect of the following Day; and

(ii)	of the Expected Actual Capacity for each Hour of such following Day.

4.	SCHEDULED NET CAPACITY

(a)	The Scheduled Net Capacity in respect of any Hour may not exceed the Target Net Capacity for that Hour.

(b)	The total sum of the Scheduled Net Capacity and the Surrendered Electricity for each Hour in any year during the Contract Period may not exceed 394,200,000 kWh.

(c)	The limitations in paragraphs 4(a) and 4(b) above are the Contract Limits.

(d)	For the avoidance of doubt:

(i)	if the Contract Period spans any partial year, the Contract Limit in paragraph 4(b) above and the amount set out in paragraph 1(a)(ii) will be reduced proportionally in respect of that year; and

(ii)	in any leap year during the Contract Period the Contract Limit in paragraph 4(b) above will be increased by 1,080,000kWh in respect of that year and the amount set out in paragraph 1(a)(ii) above will be increased to 26,352,000kWh.

5.	FORCED OUTAGE NOTIFICATIONS

Enercal shall notify Goro Nickel immediately if it anticipates any operational problem with providing either the lower of the Target Net Capacity and the Expected Actual Capacity notified in respect of any Hour pursuant to paragraph 2 above or any Extra Electricity in respect of any Hour in the following Day.

6.	SHORTFALL

(a)	If at any time the notification of Expected Actual Capacity for any Hour is less than the expected notification of Scheduled Net Capacity for that Hour, then the Parties shall investigate whether:

(i)	Enercal is able to adjust demand, supply and maintenance in the Enercal System so as to make good any shortfall; or

(ii)	Goro Nickel could either make good the shortfall from its own generation sources or could avoid the shortfall by rearranging (in a manner acceptable to Goro Nickel) its planned production and maintenance programmes at the Nickel Mine.

(b)	If, at any time:

(i)	the Parties agree that Enercal will make good an expected shortfall of Scheduled Net Capacity in respect of any Hour, it shall do so; and

(ii)	the Parties agree that, in respect of any Hour, Goro Nickel will make good the shortfall from its own generation sources (at a price agreed by Enercal) or will avoid the shortfall by rearranging (in a manner acceptable to Goro Nickel) its planned production and maintenance programmes at the Nickel Mine, then:

(A)	Goro Nickel shall do so and to the extent that Goro Nickel agrees to do so, Goro Nickel will reduce its expected Scheduled Net Capacity in that Hour by the amount of Electricity which Goro Nickel will make available from its own generation sources (and will reflect that amount in the Scheduled Net Capacity in the relevant Hour) or will not require as a result of its arranging its planned production and maintenance programmes at the Nickel Mine; and

(B)	where during the Contract Period only, Goro Nickel agrees to make good the shortfall from its own generation sources and Enercal has agreed a price, Enercal shall, within 30 days of demand, reimburse Goro Nickel for the costs (at the agreed price) that Goro Nickel incurs in using its own generation sources.

7.	EXTRA ELECTRICITY

If Enercal agrees that it can provide any amount of Extra Electricity in any period, it shall use all reasonable endeavours do so.

SCHEDULE 9

PENALTIES

PART A — AVAILABILITY PENALTY

(a)	The Availability Penalty in Month m prior to any Extension Period will be calculated as follows:

APm = (Target Monthly Availability - (Actual Monthly Availability + Remaining Outage Allowance)) x 0.381 Euro (as such amount is adjusted from the date of this Agreement in accordance with the Agreed Index).

(b)	The Availability Penalty in Month m during any Extension Period will be calculated as follows:

APm = (Target Monthly Availability - (Actual Monthly Availability + Remaining Outage Allowance)) x 0.381 Euro (as such amount is adjusted from the date of this Agreement in accordance with the Agreed Index), provided that if any payment of an Availability Penalty, APm, in respect of a Month during any Extension Period would cause the sum of each Availability Penalty, APm, paid during that Extension Period to exceed the sum of each Availability Charge paid during that Extension Period, then no Availability Penalty, APm, will be payable in respect of that Month.

Where APm: The amount of the Availability Penalty in Month m in Euro (which amount if negative will be equal to nil (0)).

The Remaining Outage Allowance in relation to any Month is 2,900,000kWh less the aggregate of all Outages that have already occurred in previous Months in that year. For the avoidance of doubt, if the Contract Period spans any partial year, the amount of 2,900,000kWh set out in this paragraph will be reduced proportionally in respect of that year. This amount of 2,900,000kWh shall be increased to 2,907,945kWh in any leap year during the Contract Period..

If Enercal notifies its intention to carry out any major Planned Outage in any year during the Contract Period in accordance with the Scheduling Procedures, the amount of 2,900,000kWh in the immediately preceding paragraph will be replaced with an amount of 4,100,000kWh in the year in respect of which such Planned Outage is notified. Enercal may only notify a major Planned Outage twice in each six (6) year period during the Contract Period, the first such six (6) year period commencing on the Start Date. In the first year of the Contract Period, the amount of 2,900,000kWh in the immediately preceding paragraph will be replaced with an amount of 5,800,000kWh. The Parties agree that the ESA Coordinating Committee may agree to extend the six (6) year period referred to in this paragraph to a period of up to eight (8) years to reflect the actual major Planned Outage requirements of Enercal.

For the avoidance of doubt, any balance of the Remaining Outage Allowance remaining at the end of any year will not be carried forward to the next year.

PART B — START DATE LD AMOUNT

The Start Date LD Amount payable on any Day d, SDLDAd, will be calculated as follows:

SDLDAd = Amount x (1 - ((Sum of Actual Capacity for each Hour in that Day)/(Sum of Target Net Capacity for each Hour in that Day)).

Where:

Amount:	If the Day, d, is a Day:

(i)	between the Target Start Date and the Step-Up Date (both dates inclusive), is €20,000; and

(ii)	after the Step-Up Date, is €35,000;

PROVIDED THAT, if, on any such Day, the Start Date LD Amount is payable solely due to delays in completion of the civil works relating to the second generating unit of the Facility, Amount shall be €10,922 on such Day (instead of the figures in (i) and (ii) above). The Step-Up Date means the date on which Prony is entitled to receive a higher level of delay liquidated damages from its contractors under the EPC Contracts.

SCHEDULE 10

INSURANCE

(a)	Workers Compensation coverage, or similar insurance as per Applicable Laws for all employees working for those companies related to or existing within the Enercal System;

(b)	Comprehensive Third Party Liability Insurance insuring against bodily injury, death and property damage to minimum policy limits of ten million Dollar (US$10,000,000.00) per occurrence.

(c)	Automobile Liability Insurance, insuring against liabilities arising from bodily injury, death, property damage, with policy limits as required by Applicable Laws for any and all motor vehicles, owned, leased, rented, operated or used by or on behalf of parties owning, leasing and/or operating any part of the Enercal System and/or any contractor, subcontractor or agents for the Enercal System and/or parties related thereto;

(d)	“All Risks” Property/Boiler & Machinery and Business Interruption insurance insuring against direct physical loss or damage to the Enercal System to its full replacement value, including but not limited to the coal conveying system from the coal stockpile to the electricity generating facility and the related business interruption arising there from, including but not limited to extra expense and expediting costs, caused by all risks, including but not limited to machinery and equipment breakdown, with policy limits adequate to insure the Enercal System property of every description to full replacement cost and Enercal System business interruption on a gross profits basis with an indemnity period of at least 12 months;

(e)	“All Risks” Cargo Insurance, insuring against direct physical loss or damage to all incoming cargo being transported for use by the Enercal System, including but not limited to shipments of coal and equipment.

(f)	Charterer’s Liability, insuring against liability arising from the chartering by any of the Enercal System companies of any marine vessel, with minimum policy limits of at least ten million Dollars (US$10,000,000) per Occurrence or the amount required by the vessel owner.

SCHEDULE 11

EARLY ELECTRICITY PRICE

The Early Electricity Price per kWh for any Early Electricity delivered to Goro Nickel will be determined as follows:

For Early Electricity sold to Enercal under the PPA- The price per kWh paid by Enercal to Prony in respect of that Early Electricity as sold by Prony to Enercal under the PPA and delivered to Goro Nickel under this Agreement.

For other Early Electricity — The price per kWh set by Enercal when it confirms that such Early Electricity is available for delivery to Goro Nickel.

SCHEDULE 12

AC PRESENT VALUE

AC Present Value means

Where:

PVRate = 0.8127% (which amount, for the avoidance of doubt, is equivalent to an annual rate of ten and one fifth per cent. (10.2%)).

RMonths = The number of months between the Early Termination Date and the 25th anniversary of the Start Date.

In witness whereof this Agreement has been executed by the Parties as a Deed on the date appearing on page 1.

EXECUTED AS A DEED by ENERCAL Acting by: Jean-Claude Hirel	) ) ) Director /s/ Jean-Claude Hirel

Director/Secretary

EXECUTED AS A DEED by GORO NICKEL (acting through and on behalf of its New Caledonian branch Acting by: Yves Roussel	) ) ) ) ) Director /s/ Yves Roussel

Director/Secretary